Prospectus Supplement No. 13 (to Prospectus dated April 25, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278673
Prospectus Supplement No. 9 (to Prospectus dated August 13, 2024)	Registration No. 333-280366 Registration No. 333-282132
Prospectus Supplement No. 5 (to Prospectus dated September 25, 2024)	Registration No. 333-282130
Prospectus Supplement No. 5 (to Prospectus dated September 25, 2024)

BRAND ENGAGEMENT NETWORK INC.

46,752,838 Shares of Common Stock (Inclusive of 21,190,16 Shares of Common Stock

Underlying Warrants, 1,583,334 Shares of Common Stock Underlying Convertible Notes and 163,407 Shares of Common Stock Underlying Options)

6,126,010 Warrants to Purchase Common Stock

6,393,333 Shares of Common Stock (Inclusive of 4,200,000 Shares of Common Stock

Underlying Warrants)

28,370,786 Shares of Common Stock

3,598,943 Shares of Common Stock (Inclusive of 960,000 Shares of Common Stock

Underlying Warrants)

This prospectus supplement updates and supplements (i) the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 25, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278673) (the “April Prospectus”), (ii) the prospectus dated August 13, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280366) (the “August Prospectus”), (iii) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282132) (the “SEPA Prospectus”) and (iv) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282130) (the “September Prospectus”, together with the April Prospectus, the August Prospectus and the SEPA Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2024. Accordingly, we have attached the Form 10-Q to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW”, respectively. On November 13, 2024, the last reported sales price of the Common Stock was $0.9640 per share, and the last reported sales price of our Public Warrants was $0.0315 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of the April Prospectus, page 7 of the August Prospectus, page 9 of the SEPA Prospectus and page 8 of the September Prospectus to read about factors you should consider before investing in shares of our Common Stock and Public Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 10-Q
_________________________
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2024
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ___________ to ___________
Commission file number 001-40130
_________________________
Brand Engagement Network Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	98-1574798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

145 E. Snow King Ave PO Box 1045 Jackson, WY	83001
(Address of Principal Executive Offices)	(Zip Code)
(312) 810-7422
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒   No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).
Yes ☒   No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).
Yes ☐   No ☒
Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date.

As of November 13, 2024, 37,931,764 shares of the Issuer’s common stock, $0.0001 par value per share, and 10,314,952 public warrants representing the right to acquire one share of the Issuer’s common stock for $11.50, were outstanding.

Brand Engagement Network, BEN, our logo and our other trademarks or service marks appearing in this report are the property of Brand Engagement Network Inc. Trade names, trademarks and service marks of other companies appearing in this report are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names included in this report are without the ®, ™ or other applicable symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

Unless otherwise indicated, “Brand Engagement Network,” “BEN,” “the Company,” “our,” “us,” or “we,” refer to Brand Engagement Network Inc. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expects,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “target,” “will” or “would” or the negative of these words, variations of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

•the failure to realize the anticipated benefits of the Business Combination (as defined below);

•our ability to maintain the listing of our securities on the Nasdaq Stock Market (“Nasdaq”);

•the attraction and retention of qualified directors, officers, employees and key personnel;

•our need for additional capital and whether additional financing will be available on favorable terms, or at all;

•the volatility of the market price and trading price for our Common Stock and Public Warrants (each as defined below);

•our limited operating history;

•the length of our sales cycle and the time and expense associated with it;

•our ability to grow our customer base;

•our dependence upon third-party service providers for certain technologies;

•competition from other companies offering artificial intelligence products that have greater resources, technology, relationships and/or expertise;

•our ability to compete effectively in a highly competitive market;

•our ability to protect and enhance our corporate reputation and brand;

•our ability to hire, retain, train and motivate qualified personnel and senior management and our ability to deploy our personnel and resources to meet customer demand;

•our ability to grow through acquisitions and successfully integrate any such acquisitions;

•the impact from future regulatory, judicial, and legislative changes in our industry;

•increases in costs, disruption of supply or shortage of materials, which could harm our business;

•our ability to successfully maintain, protect, enforce and grow our intellectual property rights;

•our future financial performance, including the ability of future revenues to meet projected annual bookings;

•our ability to forecast and maintain an adequate rate of revenue growth and appropriately plan our expenses;

•our ability to generate sufficient revenue from each of our revenue streams; and

•the other risks and uncertainties discussed in “Risk Factors” and elsewhere in this Quarterly Report on Form 10-Q.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this in this Quarterly Report on Form 10-Q, which is incorporated by reference herein. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Part I. Financial Information
Item 1. Financial Statements
BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023*
ASSETS
Current assets:
Cash and cash equivalents	$72,878	$1,685,013
Accounts receivable, net of allowance	30,888	10,000
Due from Sponsor	3,000	—
Prepaid expenses and other current assets	1,075,103	201,293
Total current assets	1,181,869	1,896,306
Property and equipment, net	285,305	802,557
Intangible assets, net	17,006,906	17,882,147
Other assets	13,475,000	1,427,729
TOTAL ASSETS	$31,949,080	$22,008,739
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,376,310	$1,282,974
Accrued expenses	4,185,315	1,637,048
Due to related parties	693,036	—
Deferred revenue	—	2,290
Convertible note	1,900,000	—
Short-term debt	891,974	223,300
Total current liabilities	13,046,635	3,145,612
Warrant liabilities	1,150,868	—
Note payable - related party	—	500,000
Long-term debt	—	668,674
Total liabilities	14,197,503	4,314,286
Commitments and contingencies (Note M)
Stockholders’ equity:
Preferred stock par value $0.0001 per share, 10,000,000 shares authorized, none designated. There are no shares issued or outstanding as of September 30, 2024 or December 31, 2023	—	—
Common stock par value of $0.0001 per share, 750,000,000 shares authorized. As of September 30, 2024 and December 31, 2023, respectively, 37,931,764 and 23,270,404 shares issued and outstanding	3,794	2,327
Additional paid-in capital	46,806,699	30,993,846
Accumulated deficit	(29,058,916)	(13,301,720)
Total stockholders’ equity	17,751,577	17,694,453
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,949,080	$22,008,739

* Derived from audited information
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$50,000	$—	$99,790	$—
Cost of revenues	—	—	—	—
Gross profit	50,000	—	99,790	—
Operating expenses:
General and administrative	4,203,946	2,282,434	15,969,617	7,678,880
Depreciation and amortization	972,375	209,729	1,771,966	449,663
Research and development	153,191	75,450	759,427	153,828
Total operating expenses	5,329,512	2,567,613	18,501,010	8,282,371
Loss from operations	(5,279,512)	(2,567,613)	(18,401,220)	(8,282,371)
Other income (expenses):
Interest expense	(18,055)	(34,507)	(62,508)	(34,507)
Interest income	92	—	3,324	—
Gain on debt extinguishment	98,318	—	1,946,310	—
Change in fair value of warrant liabilities	(632,969)	—	762,869	—
Other	9,043	19,789	(5,971)	(11,961)
Other income (expenses), net	(543,571)	(14,718)	2,644,024	(46,468)
Loss before income taxes	(5,823,083)	(2,582,331)	(15,757,196)	(8,328,839)
Income taxes	—	—	—	—
Net loss	$(5,823,083)	$(2,582,331)	$(15,757,196)	$(8,328,839)
Net loss per common share- basic and diluted	$(0.16)	$(0.12)	$(0.50)	$(0.42)
Weighted-average common shares - basic and diluted	35,539,043	22,409,790	31,623,082	19,928,947
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2023	—	$—	23,270,404	$2,327	$30,993,846	$(13,301,720)	$17,694,453
Stock issued to DHC shareholders in reverse recapitalization	—	—	7,885,220	789	(10,722,277)	—	(10,721,488)
Issuance of common stock pursuant to Reseller Agreement	—	—	1,750,000	175	13,474,825	—	13,475,000
Sale of common stock	—	—	645,917	65	6,324,935	—	6,325,000
Warrant exercises	—	—	40,514	4	15,260	—	15,264
Stock-based compensation	—	—	—	—	698,705	—	698,705
Net loss	—	—	—	—	—	(6,884,409)	(6,884,409)
Balance at March 31, 2024	—	—	33,592,055	3,360	40,785,294	(20,186,129)	20,602,525
Stock issued in settlement of accounts payable and loans payable	—	—	93,333	9	321,999	—	322,008
Sale of common stock	—	—	877,500	198	1,993,552	—	1,993,750
Warrant exercises	—	—	13,505	1	4,999	—	5,000
Stock-based compensation, including vested restricted shares	—	—	381,915	42	768,497	—	768,539
Net loss	—	—	—	—	—	(3,049,704)	(3,049,704)
Balance at June 30, 2024	—	—	34,958,308	3,610	43,874,341	(23,235,833)	20,642,118
Issuance of common stock for Standby Equity Purchase Agreement commitment fee	—	—	280,899	28	499,972	—	500,000
Stock issued in settlement of accrued expenses	—	—	151,261	15	261,667	—	261,682
Sale of common stock	—	—	602,500	131	1,756,056	—	1,756,187
Option and warrant exercises	—	—	98,335	10	79,750	—	79,760
Stock-based compensation, including vested restricted shares	—	—	35,461	—	334,913	—	334,913
Net loss	—	—	—	—	—	(5,823,083)	(5,823,083)
Balance at September 30, 2024	—	$—	36,126,764	$3,794	$46,806,699	$(29,058,916)	$17,751,577

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2022	—	$—	17,057,085	$1,705	$1,528,642	$(1,570,454)	$(40,107)
Warrant exercises	—	—	81,030	8	29,992	—	30,000
Stock issued in conversion of accounts payable and loans payable	—	—	135,050	14	49,986	—	50,000
Stock-based compensation	—	—	—	—	2,442,701	—	2,442,701
Net loss	—	—	—	—	—	(2,637,956)	(2,637,956)
Balance at March 31, 2023	—	—	17,273,165	1,727	4,051,321	(4,208,410)	(155,362)
Stock issued for DM Lab APA	—	—	4,325,043	433	16,012,317	—	16,012,750
Options and warrant exercises	—	—	56,552	10	20,928	—	20,938
Stock issued in conversion of convertible notes	—	—	378,140	38	1,399,962	—	1,400,000
Stock issued in settlement of accounts payable and loans payable	—	—	103,439	10	382,953	—	382,963
Stock-based compensation	—	—	—	—	1,841,767	—	1,841,767
Net loss	—	—	—	—	—	(3,108,552)	(3,108,552)
Balance at June 30, 2023	—	—	22,136,339	2,218	23,709,248	(7,316,962)	16,394,504
Options and warrant exercises	—	—	64,993	3	9,997	—	10,000
Vesting of early exercised options	—	—	—	—	1,563	—	1,563
Stock issued in conversion of convertible notes	—	—	432,160	43	1,599,957	—	1,600,000
Sale of common stock, net of issuance costs	—	—	123,333	12	949,988	—	950,000
Stock-based compensation	—	—	—	—	464,075	—	464,075
Net loss	—	—	—	—	—	(2,582,331)	(2,582,331)
Balance at September 30, 2023	—	$—	22,756,825	$2,276	$26,734,828	$(9,899,293)	$16,837,811
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(15,757,196)	$(8,328,839)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,771,966	449,663
Allowance for uncollected receivables	30,000	—
Write off of deferred financing fees	1,427,729	—
Change in fair value of warrant liabilities	(762,869)	—
Gain on debt extinguishment	(1,946,310)	—
SEPA financing costs	525,000	—
Stock based compensation, including the issuance of restricted shares	1,581,744	4,727,799
Changes in operating assets and liabilities:
Prepaid expense and other current assets	(856,986)	(103,917)
Accounts receivable	(50,888)	500
Accounts payable	5,393,334	62,373
Accrued expenses	(3,019,367)	431,194
Other assets	—	8,850
Deferred revenue	(2,290)	—
Net cash used in operating activities	(11,666,133)	(2,752,377)
Cash flows from investing activities:
Purchase of property and equipment	(53,023)	(28,465)
Purchase of patents	—	(379,864)
Capitalized internal-use software costs	(162,940)	(310,944)
Asset acquisition (Note D)	—	(257,113)
Net cash used in investing activities	(215,963)	(976,386)
Cash flows from financing activities:
Cash and cash equivalents acquired in connection with the reverse recapitalization	858,292	—
Proceeds from the sale of common stock	10,274,937	1,000,000
Proceeds from convertible notes	—	3,075,000
Proceeds from related party note	—	620,000
Proceeds received from option and warrant exercises	100,024	22,500
Payment of financing costs	(883,292)	(107,310)
Payment of related party note	(80,000)	—
Advances to related parties	—	(39,065)
Proceeds received from related party advance repayments	—	138,110
Net cash provided by financing activities	10,269,961	4,709,235
Net (decrease) increase in cash and cash equivalents	(1,612,135)	980,472
Cash and cash equivalents at the beginning of the period	1,685,013	2,010
Cash and cash equivalents at the end of the period	$72,878	$982,482
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAND ENGAGEMENT NETWORK INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2024	2023
Supplemental Cash Flow Information
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Supplemental Non-Cash Information
Capitalized internal-use software costs in accrued expenses	$—	$46,963
Issuance of common stock pursuant to Reseller Agreement	$13,475,000	$—
Issuance of common stock for Standby Equity Purchase Agreement commitment fee	$500,000	$—
Stock-based compensation capitalized as part of capitalized software costs	$220,413	$20,745
Settlement of liabilities into common shares	$583,690	$432,963
Settlement of accounts payable into convertible note	$1,900,000	$—
Conversion of convertible notes into common shares	$—	$3,000,000
Warrants exercise through settlement of accounts payable	$—	$40,000
Financing costs in accounts payable and accrued expenses	$200,000	$687,609
Issuance of common stock in connection with asset acquisition	$—	$16,012,750

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRAND ENGAGEMENT NETWORK INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — NATURE OF OPERATIONS AND GOING CONCERN
Nature of Operations

Brand Engagement Network Inc. (formerly Blockchain Exchange Network Inc.) (together with its subsidiaries, “BEN” or “the Company”) was formed in Jackson, Wyoming on April 17, 2018, and was named in honor of the renowned Founding Father and inventor, Benjamin Franklin. In 2019, the Company became a wholly owned subsidiary of Datum Point Labs (“DPL”), and then was spun out of DPL in May 2021. BEN acquired DPL in December 2021.

The Company is an innovative AI platform provider, designed to interface with emerging technologies, including blockchain, internet of things, and cloud computing, that drives digital transformation across various industries and provides businesses with unparalleled competitive edge. BEN offers a suite of configured and customizable applications, including natural language processing, anomaly detection, encryption, recommendation engines, sentiment analysis, image recognition, personalization, and real-time decision-making. These applications help companies improve customer experiences, optimize cost drivers, mitigate risks, and enhance operational efficiency.

Business Combination with DHC

On March 14, 2024, the Company consummated its previously announced business combination (the “Closing”) pursuant to the Business Combination Agreement, dated September 7, 2023 (as amended, the “Business Combination Agreement”), by and among DHC Acquisition Corp., a Cayman Islands exempted company (“DHC”), Brand Engagement Network Inc., a Wyoming corporation (“Prior BEN”), BEN Merger Subsidiary Corp., a Delaware corporation and a direct, wholly owned subsidiary of DHC (“Merger Sub”) and DHC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The transactions contemplated by the Business Combination Agreement, including the Domestication and the Merger (each as defined below) are collectively referred to herein as the “Business Combination.”

Prior to the Closing, as contemplated by the Business Combination Agreement, DHC became a Delaware corporation named “Brand Engagement Network Inc.” (the “Domestication”), and (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of DHC (the “Class A Shares”) was automatically converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share (“Common Stock”), of BEN, (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of DHC was automatically converted, on a one-for-one basis, into a share of Common Stock of BEN, (iii) each then-issued and outstanding public warrant of DHC, each representing a right to acquire one Class A Share for $11.50 was automatically converted, on a one-for-one basis, into a public warrant of BEN (a “Public Warrant”), which represents a right to acquire one share of Common Stock for $11.50, pursuant to Section 4.5 of the Warrant Agreement, dated March 4, 2021, by and between DHC and Continental Stock Transfer and Trust Company (the “Warrant Agreement”), (iv) each then-issued and outstanding private placement warrant, each representing a right to acquire one Class A Share for $11.50 (a “Private Placement Warrant”), was automatically converted, on a one-for-one basis, into a private placement warrant of BEN, which represents a right to acquire one share of Common Stock for $11.50, pursuant to Section 4.5 of the Warrant Agreement, (v) each then-issued and outstanding unit of DHC, each representing a Class A Share and one-third of a DHC Public Warrant (a “Unit”), that had not been previously separated into the underlying Class A Share and one-third of one DHC Public Warrant upon the request of the holder thereof, were separated and automatically converted into one share of Common Stock and one-third of one Public Warrant.

Following the Domestication, on March 14, 2024, pursuant to the Business Combination Agreement, Merger Sub merged with and into Prior BEN (the “Merger”), with Prior BEN surviving the Merger as a direct, wholly owned subsidiary of BEN. In connection with the Merger, (i) all outstanding shares of Prior BEN’s common stock were exchanged for shares of Common Stock at an exchange ratio of 0.2701 (the “Exchange Ratio”) shares of Common Stock per one share of Prior BEN common stock, (ii) each then-issued and outstanding compensatory warrant of Prior BEN, each representing a right to acquire one share of Prior BEN common stock, were assumed by BEN and adjusted pursuant to the Exchange Ratio and in accordance with the terms of their agreements, into new compensatory warrants of BEN, and (iii) each then issued and outstanding option to purchase shares of Prior BEN common stock, each representing a right to acquire one share of Prior BEN common stock, were assumed by BEN and adjusted pursuant to the Exchange Ratio and in accordance with the terms of their agreements, into options to purchase Common Stock.

Except as otherwise indicated, references herein to “BEN,” the “Company,” or the “Combined Company,” refer to Brand Engagement Network Inc. Inc. on a post-Merger basis, and references to “Prior BEN” refer to the business of privately-

held Brand Engagement Network Inc. prior to the completion of the Merger. References to “DHC” refer to DHC Acquisition Corp. prior to the completion of the Merger.

In connection with the Business Combination, the Company assumed 10,314,952 Public Warrants and 6,126,010 Private Placement Warrants.

Exchange Ratio

As noted in Note C, the Business Combination was accounted for as a reverse recapitalization under which the historical financial statements of the Company prior to the Merger are Prior BEN. All common stock, per share and related information presented in the unaudited condensed consolidated financial statements and notes prior to the Merger have been retroactively adjusted to reflect the Exchange Ratio.

Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared as though the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of September 30, 2024, the Company had an accumulated deficit of $29,058,916, a net loss of $15,757,196 and net cash used in operating activities of $11,666,133 during the nine months ended September 30, 2024. Management expects to continue to incur operating losses and negative cash flows from operations for at least the next 12 months. The Company has financed its operations to date from proceeds from the sale of Common Stock, exercises of warrants, the issuance of promissory notes and convertible debt, and its transactions with AFG Companies Inc. (“AFG”). On August 26, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”), whereby the Company has the right, but not the obligation, to sell up to $50,000,000 of its shares of Common Stock at the Company’s request any time during the 36 months following the execution of the SEPA, subject to certain conditions. However, the Company’s ability to access the proceeds from the SEPA is subject to market conditions, such as trading volume, the price of the Company’s Common Stock and other factors beyond the Company’s control. The Company’s current liquidity position raises substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its existing cash and cash equivalents and proceeds from the May SPA, August SPA, SEPA (Note J), and Yorkville Promissory Note (Note N) will be insufficient to meet its anticipated cash requirements for at least the next 12 months from the date the unaudited condensed consolidated financial statements are issued. The Company will need to raise additional capital to continue to fund operations and product research and development. The Company believes that it will be able to obtain additional working capital through equity financings, additional debt, or other arrangements to fund future operations, and it intends to raise capital through equity or debt investments in the Company by third parties, including through the SEPA, however, the Company’s cannot conclude these are probable of being implemented or, if probable of being implemented, being in sufficient enough amounts to satisfy the Company’s contractual amounts as they presently exist that are coming due over the next 12 months as of the date of such filing.

The assumptions upon which the Company has based its estimates are routinely evaluated and may be subject to change. The actual amount of the Company’s expenditures will vary depending upon several factors including but not limited to the design, timing, and the progress of the Company’s research and development programs, and the level of financial resources available. The Company can adjust its operating plan spending based on available financial resources.
The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Consolidation
The unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s unaudited condensed consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for unaudited condensed consolidated financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. Certain information and footnote disclosure normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the SEC.
Unaudited interim results
These unaudited condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual audited financial statements and the notes thereto as of and for the year ended December 31, 2023 filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on March 20, 2024. The accompanying unaudited condensed consolidated financial statements as of September 30, 2024 and for the three and nine months ended September 30, 2024 and 2023 are unaudited but have been prepared on the same basis as the annual audited financial statements and include all normal, recurring adjustments that management believes to be necessary for a fair presentation of the periods presented. Interim results are not necessarily indicative of results for a full year. Balance sheet amounts as of December 31, 2023 have been derived from the audited financial statements filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on March 20, 2024.

Use of Estimates

The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates in the Company’s consolidated financial statements include, but are not limited to, assumptions used to measure stock-based compensation, valuation of the intangible assets acquired from DM Lab (see Note D), useful lives of intangible assets, warrant liabilities, derivative liabilities, and deferred customer acquisition costs.
These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.
Segment and geographic information
Operating segments are defined as components of an entity about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The CODM for the Company is the Chief Executive Officer. The Company views its operations as, and manages its business in, one operating segment.
The Company has an office in the Republic of Korea dedicated to research and development activities.
Significant Risks and Uncertainties
There can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing goods and services require significant time and capital and is subject to regulatory review and approval as well as competition from other AI technology companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.
Revenue Recognition and Accounts Receivable
The Company accounts for revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all periods presented. The core principle of ASC 606 is to recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. This principle is achieved by applying the following five-step approach:
1)Identification of the Contract, or Contracts, with a Customer.
2)Identification of the Performance Obligations in the Contract.
3)Determination of the Transaction Price.
4)Allocation of the Transaction Price to the Performance Obligations in the Contract.
5)Recognition of Revenue when, or as, Performance Obligations are Satisfied.
Trade receivables represent amounts due from customers and are stated net of the allowance for doubtful accounts. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts, the aging of the accounts receivable, historical experience, and other currently available evidence. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due the Company could be adversely affected. Trade receivables of the Company as of September 30, 2024 and December 31, 2023 are net of an allowance for expected credit losses amounting to $50,000 and $20,000, respectively.

The Company capitalizes the incremental costs of obtaining a contract with a customer. The Company’s incremental costs are related to the shares issued in connection with the Exclusive Reseller Agreement (“Reseller Agreement”) with AFG in August 2023 (Note J). Deferred customer acquisition costs, which are recorded within other assets on the unaudited condensed consolidated balance sheet, were $13,475,000 as of September 30, 2024. The Company had no such costs as of December 31, 2023. The deferred customer acquisition costs will be accounted for as a reduction in transaction price as the Company transfers goods and services to AFG over the term of the Reseller Agreement.
Impairment of Definite Lived Intangible Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds its estimated undiscounted net cash flows, before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value. If impairment is recognized, the reduced carrying amount of the asset will be accounted for as its new cost. Generally, fair values are estimated using discounted cash flow, replacement cost or market comparison analyses. The process of evaluating for impairment requires estimates as to future events and conditions, which are subject to varying market and economic factors. Therefore, it is reasonably possible that a change in an estimate resulting from judgments as to future events could occur which would affect the recorded amounts of the asset. No impairment losses were recorded for the three or nine months ended September 30, 2024 or 2023.
In-Process Research and Development
The fair value of in-process research and development (“IPR&D”) acquired in an asset acquisition, that has been determined to have alternative future uses in accordance with ASC Topic 350, Intangibles—Goodwill and Other (“ASC 350”), is capitalized as an indefinite-lived intangible asset until the completion of the related research and development activities in accordance with ASC 350 or the determination that impairment is necessary. If the related research and development is completed, the asset is reclassified as a definite-lived asset at the time of completion and is amortized over its estimated useful life as research and development costs in accordance with ASC 730-10-25-2(c) and ASC 350. During the second quarter of 2024, the Company’s IPR&D was completed and reclassified as a definite-lived asset and began amortizing over its estimated useful life of 5 years.
During the three and nine months ended September 30, 2024 and 2023, the Company did not recognize an impairment charge related to its indefinite-lived IPR&D.
Research and Development Costs
Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, employee related costs, consulting fees for technical expertise, prototyping, and testing.

Stock-Based Compensation
The Company recognizes stock-based compensation for stock-based awards (including stock options, restricted stock units, and restricted stock awards) in accordance with ASC Topic 718, Compensation — Stock Compensation. Determining the appropriate fair value of stock-based awards requires numerous assumptions, some of which are highly complex and subjective. The Company estimates the fair value of its stock option and warrant awards on the grant date using the Black-Scholes option-pricing model. The fair value of each restricted stock award is measured as the fair value per share of the Company’s Common Stock at the date of grant.
Stock-based awards generally vest subject to the satisfaction of service requirements, or the satisfaction of both service requirements and achievement of certain performance conditions or market and service conditions. For stock-based awards that vest subject to the satisfaction of service requirements or market and service conditions, stock-based compensation is measured based on the fair value of the award on the date of grant and is recognized as stock-based compensation on a straight-line basis over the requisite service period. For stock-based awards that have a performance component, stock-based compensation is measured based on the fair value on the grant date and is recognized over the requisite service period as achievement of the performance objective becomes probable.
The Black-Scholes option-pricing model requires the use of judgments and assumptions, including fair value of its Common Stock, the option’s expected term, the expected price volatility of the underlying stock, risk free interest rates and the expected dividend yield.
The Black-Scholes model assumptions are further described below:
•Common stock — the fair value of the Company’s Common Stock.
•Expected Term — The expected term of employee options with service-based vesting is determined using the “simplified” method, as prescribed in the SEC’s Staff Accounting Bulletin No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of nonemployee options is equal to the contractual term.
•Expected Volatility — The Company lacks its own historical stock data. Therefore, it estimates its expected stock volatility based primarily on the historical volatility of a publicly traded set of peer companies.
•Risk-Free Interest Rate — The Company bases the risk-free interest rate on the U.S. Treasury yield curve commensurate with the expected term of each option.
•Expected Dividend —The Company has never declared or paid any cash dividends on its Common Stock and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Cash and Cash Equivalents
The Company considers all highly-liquid investments, readily convertible to cash, and which have a remaining maturity date of three months or less at the date of purchase, to be cash equivalents. Cash and cash equivalents are recorded at fair value and are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes. The Company maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts, the balances of which, at times, may exceed federally insured limits.
Capitalized Internal-Use Software Costs
Pursuant to ASC 350-40, Internal-Use Software, the Company capitalizes development costs for internal use software projects once the preliminary project stage is completed, management commits to funding the project, and it is probable that the project will be completed, and the software will be used to perform the function intended. The Company ceases capitalization at such time as the computer software project is substantially complete and ready for its intended use. The determination that a software project is eligible for capitalization and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, estimated economic life and changes in software and hardware technologies.
The Company capitalizes costs for internal-use software once project approval, funding, and feasibility are confirmed. These costs primarily consist of external consulting fees and direct labor costs. When the internal-use software is ready for its intended use, the Company reclassifies the internal-use software to developed software intangible assets and amortizes the asset over an estimated useful life ranging from 3 to 5 years. No impairment losses were recorded for the three and nine months ended September 30, 2024.

Leases
The Company’s accounting policy provides that leases with an initial term of 12 months or less will not be recognized as right-of-use assets and lease liabilities on its unaudited condensed consolidated balance sheet. Lease payments associated with short-term leases are recognized as an expense on a straight-line basis over the lease term.

Foreign Currency Transactions

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses arising from foreign currency transactions and the effects of remeasurements are captured within the net loss within statement of operations. Foreign currency transaction gains and losses were not material for the three and nine months ended September 30, 2024 and 2023.

Warrant Liabilities

The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 480, Distinguishing Liabilities from Equity, ASC Topic 505, Equity, and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Public Warrants and Private Placement Warrants as liabilities at their fair value and adjust the Public Warrants and Private Placement Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations.

Fair Value of Financial Instruments
The Company accounts for financial instruments under ASC 820, Fair Value Measurements (“ASC 820”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and
Level 3 — assets and liabilities whose significant value drivers are unobservable.

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair value measurement at reporting date using
September 30, 2024	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Warrant liabilities - Public Warrants	$—	$722,047	$—
Warrant liabilities - Private Placement Warrants	$—	$428,821	$—
The Public Warrants and Private Placement Warrants assumed in connection with the Business Combination were accounted for as liabilities in accordance with ASC 815 and are presented within warrant liabilities on the accompanying unaudited condensed consolidated balance sheets. The warrant liabilities are initially measured at fair value at the day of the Business Combination and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the unaudited condensed consolidated statements of operations.

The fair value of the Public Warrants and Private Placement Warrants is estimated based on the closing price of the Public Warrants, an observable market quote but is classified as a Level 2 fair value measurement due to the lack of an active market.

Net Loss per Share
Basic loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of shares of Common Stock outstanding during the period. Diluted loss per share reflects the potential dilution, using the treasury stock method that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that then shared in the loss of the Company. In computing diluted loss per share, the treasury stock method assumes that outstanding instruments are exercised/converted, and the proceeds are used to purchase Common Stock at the average market price during the period. Instruments may have a dilutive effect under the treasury stock method only when the average market price of the Common Stock during the period exceeds the exercise price/conversion rate of the instruments. The Company accounts for stock issued in spin-out transactions and consummations of mergers of entities under common control retrospectively. For diluted net loss per share, the weighted-average number of shares of Common Stock is the same for basic net loss per share due to the fact that when a net loss exists, potentially dilutive securities are not included in the calculation when the impact is anti-dilutive.
The following potentially dilutive securities are excluded from the calculation of weighted average shares of Common Stock outstanding because their inclusion would have been anti-dilutive:

	September 30,
	2024	2023
Options	1,386,400	2,172,954
Warrants	24,846,321	1,039,885
Convertible note (as converted)	1,583,334	20,257
Total	27,816,055	3,233,096

Recently Issued but Not Yet Adopted Accounting Standards
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires additional disclosure of certain amounts included in the expense captions presented on the Statement of Operations as well as disclosures about selling expenses. This ASU is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently evaluating the effect of this pronouncement on its disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands the disclosures required for income taxes. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendment should be applied on a prospective basis while retrospective application is permitted. The Company is currently evaluating the effect of this pronouncement on its disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 on a retrospective basis. The Company is currently evaluating the effect of this pronouncement on its disclosures.

NOTE C — MERGER WITH DHC
On March 14, 2024, Prior BEN completed the Merger with DHC as discussed in Note A. The Merger was accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of DHC were cash and cash equivalents. For financial reporting purposes Prior BEN was determined to be the accounting acquirer based upon the terms of the Merger and other factors, including: (i) Prior BEN stockholders owned approximately 76% of the Combined Company and (ii) Prior BEN management held all key positions of management. Accordingly, the Merger was treated as the equivalent of

Prior BEN issuing stock to assume the net liabilities of DHC. As a result of the Merger, the net liabilities of DHC were recorded at their historical cost in the unaudited condensed consolidated financial statements and the reported operating results prior to the Merger are those of Prior BEN. The following table summarizes the assets acquired and liabilities assumed as part of the reverse recapitalization:

March 14, 2024
Cash and cash equivalents	$858,292
Due from Sponsor	3,000
Prepaid and other current assets	16,824
Accounts payable	(2,352,328)
Accrued expenses	(5,782,211)
Due to related parties	(693,036)
Warrant liability	(1,913,737)
Net liabilities assumed	$(9,863,196)
Total transaction costs were $4,121,000, of which $858,292 were charged directly to additional paid-in capital to the extent of cash received. The transaction costs in excess of cash acquired of $3,341,055 were charged to general and administrative expenses during the nine months ended September 30, 2024.
NOTE D — ACQUISITIONS
On May 3, 2023, in connection with the development the Company’s core technology, the Company entered into an Asset Purchase Agreement with DM Lab Co., LTD (“DM Lab”), to acquire certain assets and assume certain liabilities in exchange for 16,012,750 shares of Common Stock with a fair value of $16,012,750 and $257,112 in cash consideration including $107,112 in transaction-related costs.
The Company accounted for the transaction with DM Lab as an asset acquisition as the acquired set passed the screen test and as such did not meet the criteria to be considered a business according to ASC 805, Business Combinations. The total consideration paid including transaction-related costs was allocated to identifiable intangible and tangible assets acquired based on their acquisition date estimated fair values. The largest asset acquired was the in-process research and development intangible asset which the Company determined had alternative future uses and capitalized as an indefinite-lived intangible asset until the completion of the related research and development activities in accordance with ASC 350 or the determination that impairment is necessary. The in-process research and development intangible asset was valued using the multi-period excess earnings method which requires several judgements and assumptions to determine the fair value of intangible assets, including growth rates, EBITDA margins, and discount rates, among others. This nonrecurring fair value measurement is a Level 3 measurement within the fair value hierarchy. The following table summarizes the fair value of consideration transferred and its allocation to the assets acquired and liabilities assumed at their acquisition date fair values.

Assets Acquired	Amount Recognized
In-process research and development intangible asset	$17,000,000
Property and equipment	721,916
Liabilities assumed
Accounts payable	(57,700)
Accrued expenses	(249,779)
Short-term debt	(1,144,575)
Total assets acquired and liabilities assumed	16,269,862
Total consideration	$16,269,862

NOTE E — PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consisted of the following:

	September 30, 2024	December 31, 2023
Security deposits	$122,680	$71,300
Prepaid VAT	10,090	7,821
Prepaid professional fees	330,429	43,712
Prepaid insurance	571,424	—
Prepaid other	40,480	78,460
Prepaid expenses and other current assets	$1,075,103	$201,293
NOTE F — PROPERTY AND EQUIPMENT, NET
Property and equipment include equipment, furniture, and capitalized software. Furniture and equipment are depreciated using the straight-line method over estimated useful lives of three years. Capitalized software costs are amortized straight-line over an estimated useful life ranging from 5 to 10 years.
Property and equipment consists of the following:

	September 30, 2024	December 31, 2023
Equipment	$337,856	$426,000
Furniture	348,754	346,591
Capitalized software	181,423	569,923
Total	868,033	1,342,514
Accumulated depreciation and amortization	(582,728)	(539,957)
Property and equipment, net of accumulated depreciation and amortization	$285,305	$802,557
For the three months ended September 30, 2024 and 2023 depreciation and amortization of property and equipment totaled $49,333 and $185,221, respectively. For the nine months ended September 30, 2024 and 2023 depreciation and amortization of property and equipment totaled $187,411 and $386,691, respectively.
NOTE G — INTANGIBLE ASSETS
The following table summarizes intangible assets included on the consolidated balance sheet:

	September 30, 2024
	Gross	Accumulated Amortization	Net
Amortizing intangible assets:
Patent portfolio	$1,259,863	$(482,899)	$776,964
Developed technology	17,709,314	(1,479,372)	16,229,942
Total	$18,969,177	$(1,962,271)	$17,006,906

	December 31, 2023
	Gross	Accumulated Amortization	Net
Amortizing intangible assets:
Patent portfolio	$1,259,863	$(377,716)	$882,147
Indefinite-lived intangible assets:
In-process research and development	17,000,000	—	17,000,000
Total	$18,259,863	$(377,716)	$17,882,147
During the three and nine months ended September 30, 2024, the Company recorded $34,586 and $50,950, respectively, in amortization expense related to the developed software. Total amortization expense including amortization related to developed software was $923,042 and $24,508 for the three months ended September 30, 2024 and 2023, respectively. Total amortization expense including amortization related to developed software was $1,584,555 and $62,972 for the nine months ended September 30, 2024 and 2023, respectively.
Future amortization of intangible assets are estimated to be as follows:

Years Ending December 31:
2024 (remaining 3 months)	$936,203
2025	3,753,970
2026	3,753,970
2027	3,689,373
2028	3,657,946
Thereafter	1,215,444
$17,006,906
NOTE H — ACCRUED EXPENSES
Accrued expenses consist of the following:

	September 30, 2024	December 31, 2023
Accrued professional fees	$2,924,974	$245,751
Accrued compensation and related expenses	1,163,483	1,146,435
Due to related party	10,000	178,723
Accrued other	86,858	66,139
Accrued expenses	$4,185,315	$1,637,048
NOTE I — DEBT

Convertible Notes

On April 12, 2024, the Company issued a convertible promissory note to J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”) in the principal amount of $1,900,000 (the “Cohen Convertible Note”), to settle outstanding invoices totaling $1,900,000 related to investment banking services rendered to the Company in connection with the Business Combination. Beginning on October 14, 2024, interest will accrue at the fixed rate of 8% per annum on the outstanding principal amount until the Cohen Convertible Note is paid in full. Interest is payable monthly in cash or in-kind at the election of the Company. The Company may prepay the Cohen Convertible Note in whole or in part at any time or from time to time without penalty or premium. The Company may be required to prepay all or a portion of the Cohen Convertible Note upon the consummation of certain capital raising activities as described therein. The maturity date of the Cohen Convertible Note is March 14, 2025.

Beginning on December 14, 2024 (the “First Conversion Date”), the Cohen Convertible Note is convertible into shares of Common Stock of the Company equal to: (i) up to 40% of the outstanding principal balance plus accrued interest due under the Cohen Convertible Note divided by (ii) a price per share (the “Conversion Purchase Price”) equal to 92.75% of the arithmetic average of the Daily Volume-Weighted Average Price (“VWAP”) for the five VWAP Trading Days (as defined therein) ending on the VWAP Trading Day immediately preceding the applicable Conversion Date (as defined below); provided, that, if the Conversion Purchase Price is less than $1.20 per share (the “Floor Price”) on the Conversion Date, CCM may not convert any portion of the Cohen Convertible Note on such Conversion Date at a price less than the Floor Price. Additionally, on the 14th day of each successive month commencing with January 14, 2025 (each such day, an “Additional Conversion Date” and together with the First Conversion Date, the “Conversion Dates”), CCM may convert a portion of Cohen Convertible Note to a number of shares equal to (i) up to 20% of the outstanding principal balance of the Cohen Convertible Note plus accrued interest due under the Cohen Convertible Note divided by (ii) the Conversion Purchase Price (subject to the Floor Price). A maximum of 1,583,334 shares of Common Stock may be issued upon conversion of the Cohen Convertible Note.

Short-term Debt Related to Acquisition of DM Lab

As of September 30, 2024, the Company had four loans outstanding that were assumed in the DM Lab transaction, totaling $891,974, a decrease of $252,601 from the acquisition date due to the amount converted to equity on May 25, 2023. The loans carry varying interest rates ranging from 4.667% to 6.69%. During the three months ended September 30, 2024 and 2023 the Company incurred interest expense of $11,627 and $3,341, respectively, which is included in interest expense in the unaudited condensed consolidated statement of operations. During the nine months ended September 30, 2024 and 2023, the Company incurred interest expense of $38,647 and $18,926, respectively. All loans are due within 12 months from the balance sheet date and have no optional or mandatory redemption or conversion features. These obligations have been classified as current liabilities on the balance sheet and the fair value of the loans approximates the carrying amount due to their short-term nature. Additionally, there are no associated restrictive covenants, third-party guarantees, or pledged collateral. As of the reporting date, there have been no defaults on these loans. In February 2024, the Company obtained a waiver to extend the due dates of $668,674 of its short-term debt to January 2025.
NOTE J — STOCKHOLDERS’ EQUITY
In August 2023, the Company entered into the Reseller Agreement with AFG whereby AFG agreed to operate as the exclusive channel partner and reseller of the Company’s software as a service in the motor vehicle marketing and manufacturing industry for a term of five years. The Company issued to AFG 1,750,000 shares of Common Stock with an aggregate fair value of $13,475,000 based on the closing stock price on the date of the Merger which is recorded within other assets on the unaudited condensed consolidated balance sheet. This amount will be accounted for as a reduction in transaction price as the Company transfers goods and services to AFG over the term of the Reseller Agreement. Additionally, the Company issued a non-transferable warrant (“Reseller Warrant”) that entitles AFG to purchase up to 3,750,000 shares of Common Stock at an exercise price of $10.00 and a fair value of $2.52 per warrant.

The Reseller Warrant is divided into eleven tranches and each warrant tranche will become exercisable for a three-year period if the amount actually paid by AFG during an annual period meets or exceeds the corresponding threshold. As of September 30, 2024, none of the warrant tranches were exercisable as the vesting condition was not yet probable. When the vesting condition becomes probable, the fair value of the warrant tranche will be accounted for as a reduction in transaction price as the Company transfers goods and services to AFG during the annual period.

On March 14, 2024 in connection with the Closing, the issuance of 7,885,220 shares of Common Stock to DHC stockholders as consideration for the Merger was reflected on the unaudited condensed consolidated statements of stockholders’ equity (deficit). Further, upon completion of the Merger, the Company’s Certificate of Incorporation and Bylaws were adopted, authorizing the issuance of 750,000,000 shares of Common Stock, par value of $0.0001 per share and 10,000,000 shares of Preferred Stock, par value of $0.0001 per share.

In March 2024, concurrent with the Merger, the Company sold 550,000 shares of Common Stock to AFG for gross proceeds of $5,500,000.

On May 28, 2024, the Company entered into a Securities Purchase Agreement (the “May SPA”) with certain investors (the “May Purchasers”), pursuant to which the Company agreed to issue and sell to the May Purchasers an aggregate of 1,980,000 shares of Common Stock of the Company at a price per share of $2.50 and an aggregate of 3,960,000 warrants to purchase 3,960,000 shares of Common Stock, which was divided into two tranches consisting of (i) 1,980,000 warrants immediately exercisable for a term of one year from (the “May One-Year Warrants”) and (ii) 1,980,000 warrants immediately exercisable for a term of five years (the “May Five-Year Warrants,” together with the May One-Year

Warrants, the “May Warrants”), each with an exercise price of $2.50 per share, subject to customary adjustments, for an aggregate purchase price of $4,950,000. On May 30, 2024, the Company issued to the May Purchasers an aggregate of 200,000 Shares and 400,000 Warrants (consisting of 200,000 One-Year Warrants and 200,000 Five-Year Warrants) for an aggregate gross proceeds of $500,000. Upon the issuances of such shares of Common Stock, an aggregate of 1,260,000 May One-Year Warrants and 1,260,000 May Five-Year Warrants were issued to the May Purchasers and were immediately exercisable. The remaining shares were issued to an escrow account and such shares along with the May Warrants remain in escrow until the conditions in the May SPA are satisfied. The May Purchasers are required to pay to the Company monthly cash installments in the amounts and on the dates as determined in the May SPA ending on October 29, 2024. For every $2.50 paid to the Company, the Company will release one share of Common Stock and two May Warrants from escrow to the May Purchasers. If a May Purchaser fails to pay its required funding by the respective deadline, the May Purchaser’s entire commitment under the May SPA will become immediately due and payable. As of November 13, 2024, a total of 1,594,500 shares of Common Stock have been issued to the May Purchasers for an aggregate gross proceeds of $3,986,250, resulting in the issuance of 797,250 May One-Year Warrants and 797,250 May Five-Year Warrants. The Company has experienced delays in funding from certain of the investors under the May SPA. As of the date hereof, certain of such investors have failed to make their required fundings, giving effect to the tolling of all cure periods, in an aggregate amount of $963,750, and the Company is uncertain whether such amounts or future required fundings by such investors will be made. As of September 30, 2024, 1,240,000 May One-Year Warrants and 1,260,000 May Five-Year Warrants are outstanding.

On July 1, 2024, the Company entered into a separate Securities Purchase Agreement (the “July SPA”) with The Williams Family Trust for the issuance and sale of 120,000 shares of Common Stock at a price per share of $2.50 and an aggregate of 240,000 warrants, consisting of (i) 120,000 warrants with a term of one year and (ii) 120,000 warrants with a term of five years for an aggregate purchase price of $300,000. The warrants are immediately exercisable for Common Stock at a price of $2.50 per share. As of September 30, 2024, the 240,000 warrants remained outstanding.

On August 22, 2024, the Company entered into a Fee Conversion Agreement with Sponsor, pursuant to which the Company agreed to issue 151,261 shares of Common Stock at a value of $2.38 per share to Sponsor in exchange for the conversion of certain outstanding fees owed by the Company to the amount of $0.4 million. As a result, the Company recorded a gain on debt extinguishment of $98,318 during the three and nine months ended September 30, 2024.

On August 26, 2024, the Company entered into a Securities Purchase Agreement (the “August SPA”) with certain investors (the “August Purchasers”), pursuant to which the Company will issue and sell an aggregate of 1,185,000 shares of the Company’s Common Stock at a price per share of $5.00, for an aggregate purchase price of $5,925,000.

In connection with the August SPA, on August 26, 2024 (the “Assignment Effective Date”), the Company entered into that certain share assignment and lockup release agreement (the “Assignment Agreement”) with certain members of Sponsor and certain other existing stockholders and affiliates of the Company (collectively, the “Sponsor Members” and each a “Sponsor Member”) and the August Purchasers, pursuant to which, as an inducement to enter into the August SPA, the August Purchasers assumed, all of the Sponsor Members’ rights, title and interest in an aggregate of 1,185,000 shares of Common Stock (the “Sponsor Securities”) held by Sponsor on their behalf as of the Assignment Effective Date (the “Assignment”). In exchange for the Assignment by the Sponsor Members of the Sponsor Securities to the August Purchasers, the Company agreed to release 1,252,500 shares of Common Stock from certain restrictions on transfer contained in either a (i) prior letter agreement by and among the Company’s predecessor, DHC, Sponsor and the other signatories thereto or (ii) in certain lock-up agreements executed by certain of the Sponsor Members in connection with the consummation of the Company’s prior business combination. The Sponsor Members transferred an aggregate of 1,185,000 Sponsor Securities into an escrow account. The Sponsor Securities are released from the escrow account on a pro rata basis upon the making of the required fundings on the terms and conditions described in the August SPA. In the event an August Purchaser fails to make required funding contemplated by the August SPA, a pro rata portion of the Sponsor Securities shall be released from the escrow account to the Company and the Company will cancel such Sponsor Securities.

On August 26, 2024, in connection with the August SPA and the Assignment Agreement, the Company issued to the August Purchasers an aggregate of 100,000 shares for an aggregate gross proceeds of $500,000. The remaining shares were issued to an escrow account and such shares remain in escrow until the conditions in the August SPA are satisfied. The August Purchasers are required to pay to the Company monthly cash installments in the amounts and on the dates as determined in the August SPA ending on April 5, 2025.

For every $5.00 paid to the Company, the Company will release one share of Common Stock under the August SPA and one share of Common Stock under the Assignment Agreement to the August Purchasers. If an August Purchaser fails to pay its required funding by the respective deadline, the investor’s entire commitment under the August SPA will become immediately due and payable. As of November 13, 2024, a total of 220,000 shares of Common Stock have been issued to the August Purchasers for gross proceeds of $550,000. The Company has experienced delays in funding from certain of the investors under the August SPA. As of the date hereof, certain of such investors have failed to make their required fundings, giving effect to the tolling of all cure periods, in an aggregate amount of $1,250,000, and the Company is uncertain whether such amounts or future required fundings by such investors will be made.

On August 26, 2024, the Company entered into the SEPA with Yorkville. Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $50,000,000 of the Company’s shares of Common Stock, at the Company’s request any time during the commitment period commencing on August 26, 2024 (the “SEPA Effective Date”) and terminating on the 36-month anniversary of the SEPA Effective Date. Each issuance and sale by the Company to Yorkville under the SEPA (an “Advance”) is subject to a maximum limit equal to an amount equal to 100% of the aggregate volume traded of the Company’s Common Stock on Nasdaq for the five trading days immediately preceding an Advance notice. The shares will be issued and sold to Yorkville at a per share price equal to, at the election of the Company as specified in the relevant Advance notice: (i) 96% of the Market Price (as defined below) for any period commencing on the receipt of the Advance notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily VWAP of the Common Stock on Nasdaq, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on Nasdaq during the Option 2 Pricing Period. The Advances are subject to certain limitations, including that Yorkville cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Company’s outstanding Common Stock at the time of an Advance or acquiring since the SEPA Effective Date under the SEPA more than 19.99% of the Company’s issued and outstanding Common Stock, as of the SEPA Effective Date (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require stockholder approval under Nasdaq’s “minimum price rule.” Additionally, if the total number of shares of Common Stock traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of shares of Common Stock issued and sold pursuant to such Advance notice will be reduced to the greater of (i) 30% of the trading volume of the Common Stock on Nasdaq during the relevant Pricing Period as reported by Bloomberg L.P., or (ii) the number of shares of Common Stock sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance notice. “Volume Threshold” is defined as a number of shares of Common Stock equal to the quotient of (a) the number of shares in the Advance notice requested by the Company divided by (b) 0.30. As consideration for Yorkville’s commitment to purchase the shares of Common Stock pursuant to the SEPA, the Company paid Yorkville, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee (the “Commitment Fee”) of $500,000 by the issuance to Yorkville of an aggregate of 280,899 shares of Common Stock (“Commitment Shares”). Through September 30, 2024, the Company issued an aggregate of 280,899 shares of Common Stock to Yorkville, including the Commitment Fee. Upon execution of the SEPA, the Company expensed the $25,000 restructuring fee and $500,000 commitment fee within general and administrative expenses in the unaudited condensed consolidated statements of operations during the three and nine month periods ended September 30, 2024.

The Company accounts for the SEPA as a derivative that grants the Company the right, but not the obligation, to issue additional shares of Common Stock. Due to certain settlement provisions, the SEPA is precluded from equity classification. The SEPA derivative is recognized at inception and accounted for on a fair value basis. The Company determined the fair value of the SEPA derivative at inception and as of September 30, 2024 to be de minimis.

Common Stock Warrants

In connection with the Business Combination, the Company assumed 10,314,952 Public Warrants and 6,126,010 Private Placement Warrants, which are all outstanding as of September 30, 2024. Each whole Public Warrant and Private Placement Warrant entitles the holder to purchase one share of the Company’s Common Stock at an exercise price of $11.50 per share. The Public Warrants and Private Placement Warrants were exercisable beginning on April 13, 2024 and expire on April 14, 2029.

The Private Placement Warrants are identical to the Public Warrants, except that (x) the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants were not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In connection with the May SPA, the Company also entered into a Letter Agreement to Exercise Warrants (“May Warrant Exercise Agreement”) with certain of the May Purchasers (the “Required Warrant Parties”). Under the May Warrant Exercise Agreement, if the Company uses commercially reasonable efforts to raise an additional $3,250,000 in capital (excluding amounts raised under the May SPA) but is unable to do so by October 31, 2024, the Required Warrant Parties will be required to exercise for cash certain of their May Warrants on a monthly basis in the amounts and on the dates as determined in the May Warrant Exercise Agreement. For each May Warrant so exercised, the Company will issue one new May One-Year Warrant and one new May Five-Year Warrant (collectively, “May Reload Warrants”) each with an exercise price of $2.50 to the Required Warrant Party. A maximum of 2,600,000 May Reload Warrants may be issued pursuant to the May Warrant Exercise Agreement. Upon receipt of an aggregate of $3,250,000 of actual cash proceeds from the August SPA, the May Warrant Exercise Agreement will terminate automatically.

On August 26, 2024, in connection with the August SPA and the Assignment Agreement, the Company entered into a warrant purchase agreement (the “August Warrant Agreement”) with each of the warrantholders signatory thereto (the “Warrantholders”), pursuant to which the Company issued to the Warrantholders an aggregate of 960,000 warrants to purchase Common Stock (the “August Warrants”), with an exercise price of $5.00 per share with an expiration period of five years from the date of issuance.

Equity Compensation Plans

2021 Incentive Stock Option Plan
In May 2021, the Company adopted the 2021 Incentive Stock Option Plan (“2021 Option Plan”) that provides for the grant of the following types of stock awards: (i) incentive stock Options, (ii) non-statutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards, and (vi) other stock awards. The 2021 Option Plan was administered by the Company’s Board of Directors (the “Board of Directors”). In connection with the Closing, all outstanding awards were assumed by BEN pursuant to the terms of the Business Combination Agreement and the Board of Directors declared that there will be no further issuances under the 2021 Option Plan. Forfeitures under the 2021 Plan are automatically added to shares available for issuance under the 2023 Plan.

2023 Long-Term Incentive Plan

In connection with the Closing, the 2023 Long-Term Incentive Plan (the “2023 Plan”) became effective. The 2023 Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, (vi) performance awards, (vii) dividend equivalent rights, (viii) performance awards, (ix) performance goals, (x) tandem awards, (xi) prior plan awards, and (xii) other awards. The 2023 Plan is administered by the Board of Directors. The 2023 Plan awards are available to employees, officers and contractors. The option grants authorized for issuance under the 2023 Plan may total up to 2,942,245 shares of Common Stock. As of September 30, 2024, 3,602,569 shares remained available for grant under the 2023 Plan.
NOTE K — EQUITY-BASED COMPENSATION
Option Awards
2024 Activity
The Company granted options to acquire 108,040 shares of Common Stock of the Company at weighted average exercise price of $8.10 per share during the nine months ended September 30, 2024. Generally, options have a service vesting condition of 25% cliff after 1 year and then monthly thereafter for 36 months (2.067% per month).
The following table provides the estimates included in the inputs to the Black-Scholes pricing model for the options granted:

	Nine Months Ended September 30,
	2024	2023
Expected term	5.0 years	5.0 years
Risk-free interest rate	4.08%	3.65%

Dividend yield	0.00%	0.00%
Volatility	54.79%	50.26%
A summary of option activity for the nine months ended September 30, 2024 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (in years)
Outstanding as of December 31, 2023	2,430,900	$4.19	$—	—
Granted	108,040	$8.10	$4.18	—
Forfeited	(1,104,710)	$3.75	$—	—
Exercised	(47,830)	$0.38	$—	—
Outstanding as of September 30, 2024	1,386,400	$4.90	$2.58	8.59
Vested and expected to vest as of September 30, 2024	1,386,400	$4.90	$2.58	8.59
Exercisable as of September 30, 2024	884,634	$4.38	$2.23	8.51
The aggregate intrinsic value of options outstanding and options exercisable as of September 30, 2024 was $102,132 and $68,707, respectively. At September 30, 2024, future stock-based compensation for options granted and outstanding of $1,334,135 will be recognized over a remaining weighted-average requisite service period of 2.67 years.
The Company recorded stock-based compensation expense related to options of $294,654 and $385,056 in the three months ended September 30, 2024 and 2023, respectively, to the accompanying unaudited condensed consolidated statements of operations. The Company recorded stock-based compensation expense related to options of $993,244 and $2,854,028 in the nine months ended September 30, 2024 and 2023, respectively, to the accompanying unaudited condensed consolidated statements of operations.
Common Stock Warrants

AFG Warrants

There were 3,750,000 warrants granted to AFG during the nine months ended September 30, 2024 at an exercise price of $10.00 and a fair value of $2.52 per warrant (Note J).

Compensatory Warrants

There were 84,525 warrants exercised in the nine months ended September 30, 2024 at a weighted average exercise price of $1.31 per share. As of September 30, 2024, there were 955,359 warrants outstanding at a weighted average exercise price of $3.20 per share, with expiration dates ranging from 2028 to 2033. The Company recorded $58,275 and $1,873,771 stock-based compensation expense related to warrants for the three and nine months ended September 30, 2023. There was no such expense during the three and nine months ended September 30, 2024.
The following table provides the estimates included in the inputs to the Black-Scholes pricing model for the AFG and compensatory warrants granted:

	Nine Months Ended September 30,
	2024	2023
Expected term	3 years	10 years
Risk-free interest rate	4.46%	3.53%
Dividend yield	0.00%	0.00%
Volatility	55.14%	47.44%

The Company has recorded stock-based compensation related to its options and warrants in the accompanying unaudited condensed consolidated statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
General and administrative	$279,395	$420,856	$772,831	$4,705,324
Research and development	15,259	22,475	220,413	22,475
	$294,654	$443,331	$993,244	$4,727,799
Stock-based compensation capitalized as part of capitalized software costs for the three and nine months ended September 30, 2024 were $15,259 and $220,413, respectively, which is in addition to amounts included in the table above. Stock-based compensation capitalized as part of capitalized software costs for the nine months ended September 30, 2023 were $20,745.

Restricted share awards

During the nine months ended September 30, 2024, the Company issued 417,376 restricted share awards to certain of its directors and officers. Of the restricted share awards granted, 381,915 shares vested immediately upon grant, while 35,461 shares vested in the third quarter of 2024. The fair value of a restricted share award is equal to the fair market value price of the Company's Common Stock on the date of grant. The Company recorded stock-based compensation expense of $25,000 and $588,500, respectively, for the three and nine months ended September 30, 2024 related to these restricted share awards.

The following table summarizes activity related to restricted share awards:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2024	—	$—
Granted	417,376	$1.41
Vested	(417,376)	$1.41
Nonvested at September 30, 2024	—	$—
NOTE L — RELATED PARTY TRANSACTIONS
AFG Reseller Agreement

On August 19, 2023, the Company entered into Reseller Agreement, providing for, among other things, AFG to act as the Company’s exclusive reseller of certain products on terms and conditions set forth therein and, as partial consideration to AFG for such services, the Company issued 1,750,000 shares of Common Stock with an aggregate fair value of $13,475,000 based on the closing stock price on the date of the Merger. Additionally, the Company issued AFG a warrant to purchase up to 3,750,000 shares of Common Stock, with each warrant exercisable for one share of Common Stock at an exercise price of $10.00 and a fair value of $2.52 per warrant (Note J). During the nine months ended September 30, 2024 there was no revenue recognized pursuant to the Reseller Agreement.

Advances to Officers and Directors

Certain officers and directors advanced funds to or were advanced from the Company on an undocumented, non-interested bearing, due on demand basis. As of September 30, 2024, $10,000 and $54,335 of amounts owed to related parties were included within accrued expenses and accounts payable, respectively, in the accompanying unaudited condensed consolidated balance sheet. As of December 31, 2023, $178,723 and $48,069 of amounts owed to related parties were included within accrued expenses and accounts payable, respectively, in the accompanying consolidated balance sheet. During the three months ended September 30, 2024 and 2023, the Company recorded professional and other fees and costs related to consulting services from related parties of $35,220 and $170,501, respectively, within general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations. During the nine months ended September 30, 2024 and 2023, the Company recorded professional and other fees and cost related to consulting services from related parties of $160,107 and $327,718, respectively, within general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations.
Promissory Note

On June 30, 2023, the Company entered into a promissory note agreement with a related party for $620,000. The note bears interest at 7% per annum and matures on June 25, 2025. In June 2024 the Company issued 93,333 shares of Common Stock to extinguish the outstanding balance of $420,000, resulting in a gain on debt extinguishment of $97,992 during the nine months ended September 30, 2024.

Related Party Advance

The Company received non-interest bearing and payable upon demand related party advances from DHC’s Sponsor in connection with the Merger. As of September 30, 2024, the Company had $693,036 in related party advances in the accompanying unaudited consolidated balance sheets.
NOTE M — COMMITMENTS AND CONTINGENCIES
The Company is subject to various legal and regulatory proceedings, claims, and assessments, as well as other contingencies, that arise in the ordinary course of business. The Company accrues for these contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The Company regularly reviews and updates its accruals for contingencies and makes adjustments as necessary based on changes in circumstances and the emergence of new information.

Litigation
Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

Employment contracts

The Company has entered into employment contracts with its officers and certain employees that provide for severance and continuation benefits in the event of termination of employment either by the Company without cause or by the employee for good reason, both as defined in the agreements, along with any unpaid vested options, equity or earned bonuses. In addition, in the event of termination of employment following a change in control, as defined in each agreement the employee shall receive a prorated bonus payment and severance payments (as defined in each agreement).

Korea University

The Company is party to multiple research and development sponsorship agreement with Korea University.

Pursuant to a sponsorship agreement entered into in November 2023, the Company agreed to pay 21.6 million Korean won (approximately $15,552) to Korea University during the period from November 1, 2023 through March 10, 2024. The Company paid the agreed upon funding of $15,552.

The Company entered into another sponsorship agreement in December 2023 for total consideration of up to 528.0 million Korean won (approximately $380,160) from January 2024 through December 2024. The Company can terminate the agreement upon written notice to Korea University for a period of at least one month. As of September 30, 2024, the Company had paid 211.2 million Korean won (approximately $152,064) and owes the remaining 316.8 million Korean won (approximately $228,096) throughout the remainder of 2024.
NOTE N — SUBSEQUENT EVENTS

On October 29, 2024, Company entered into a Share Purchase and Transfer Agreement with Christian Unterseer, in his individual capacity (“Unterseer”), CUTV GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany (“CUTV”), and CUNEO AG, a stock corporation incorporated under the laws of the Federal Republic of Germany (“Cuneo” and together with Unterseer and CUTV, the “Sellers”) (the “Purchase Agreement”)

pursuant to which the Sellers have agreed to sell all of the outstanding equity interests of Cataneo GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany (“Cataneo”) to the Company for an aggregate purchase price of $19,500,000, consisting of (i) $9,000,000 in cash and (ii) 4,200,000 shares of Common Stock at an agreed upon value of $2.50 per share (“Equity Consideration”) (the transactions governed by the Purchase Agreement, the “Acquisition”), subject to customary adjustments. Prior to the closing of the Acquisition (the “Closing Date”), the Sellers may elect to convert a portion of the Equity Consideration to cash for up to $3,000,000 at a price per share of $2.50. Additionally, an aggregate of 400,000 shares of Common Stock issued as part of the Equity Consideration shall be subject to an escrow arrangement for a period of one year (the “Escrow Period”) following the Closing Date (the “Escrow Shares”). The Escrow Shares may be utilized to offset certain claims, fines, penalties, outstanding debts or other costs owed by the Sellers following the Closing Date. Thirty days prior to the end of the Escrow Period, certain of the Sellers shall have the right, but not the obligation, to cause the Company to repurchase their portion of the Escrow Shares at a price per share of $2.50.

The Purchase Agreement contains customary representations, warranties and covenants, as well as indemnification provisions subject to specified limitations. Among other things, the Sellers have agreed, subject to certain exceptions, to cause Cataneo to conduct its business in the ordinary course, consistent with past practice, from the date of the Purchase Agreement until the Closing Date and not to take certain actions prior to the Closing Date without the prior written consent of the Company.

On November 11, 2024, the Company issued the Promissory Note in the aggregate original principal amount of approximately $1.7 million to Yorkville. The Promissory Note does not bear interest, subject to a potential increase of the interest rate to 18.0% per annum upon the occurrence of certain events of default as described in the Promissory Note. The Promissory Note matures on March 11, 2025, and was issued at an original issue discount of 10%.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this Quarterly Report on Form 10-Q. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “BEN” refer to Brand Engagement Network Inc., a Delaware corporation. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023 and with the unaudited consolidated financial statements and related notes thereto presented in this Quarterly Report on Form 10-Q.

Risk Relating to Forward-Looking Statements

This discussion and analysis contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the fact that they do not strictly relate to historical or current facts. They use words such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expects,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “target,” “will” or “would” or the negative of these words, variations of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements. In particular, these include statements relating to future actions, statements regarding future performance or results and anticipated services or products, sales efforts, expenses, the outcome of contingencies, trends in operations and financial results. Actual results could differ materially from those expressed or implied in the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an emerging provider of conversational AI assistants, with the purpose of transforming engagement and analytics for businesses through our security-focused, multimodal communication and human-like AI assistants. Our AI assistants are built on proprietary natural language processing, anomaly detection, multisensory awareness, sentiment and environmental analysis, as well as real-time individuation and personalization capabilities. We believe these powerful tools will empower businesses to elevate customer experiences, optimize cost management and supercharge operational efficiency. Our platform is designed to configure, train and operate AI assistants that engage with professionals and consumers through multiple channels, boosting customer experience and providing instant personalized assistance for consumers in the automotive and healthcare markets.

We still hold significant intellectual property in the form of a patent portfolio that we believe will be a cornerstone of our artificial intelligence solutions for certain industries that we expect to target, including the automotive, healthcare, and financial services industries.
Recent Events

The Cataneo Purchase Agreement

On October 29, 2024, Company entered into a Share Purchase and Transfer Agreement with Christian Unterseer, in his individual capacity (“Unterseer”), CUTV GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany (“CUTV”), and CUNEO AG, a stock corporation incorporated under the laws of the Federal Republic of Germany (“Cuneo” and together with Unterseer and CUTV, the “Sellers”) (the “Purchase Agreement”) pursuant to which the Sellers have agreed to sell all of the outstanding equity interests of Cataneo GmbH, a limited liability company incorporated under the laws of the Federal Republic of Germany (“Cataneo”) to the Company for an aggregate purchase price of $19,500,000, consisting of (i) $9,000,000 in cash and (ii) 4,200,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an agreed upon value of $2.50 per share (“Equity Consideration”) (the transactions governed by the Purchase Agreement, the “Acquisition”), subject to customary adjustments. Prior to the closing of the Acquisition (the “Closing Date”), the Sellers may elect to convert a portion of the Equity Consideration to cash for up to $3,000,000 at a price per share of $2.50 (the “Cash Election”). Additionally, an aggregate of 400,000 shares of Common Stock issued as part of the Equity Consideration shall be subject to an escrow arrangement for a period of one year (the “Escrow Period”) following Closing Date (the “Escrow Shares”). The Escrow Shares may be utilized to offset certain claims, fines, penalties, outstanding debts or other costs owed by the Sellers following the Closing Date. Thirty days prior to the end of the Escrow Period, certain of the Sellers shall have the right, but not the obligation, to cause the Company to repurchase their portion of the Escrow Shares at a price per share of $2.50.

The Purchase Agreement contains customary representations, warranties and covenants, as well as indemnification provisions subject to specified limitations. Among other things, the Sellers have agreed, subject to certain exceptions, to cause Cataneo to conduct its business in the ordinary course, consistent with past practice, from the date of the Purchase Agreement until the Closing Date and not to take certain actions prior to the Closing Date without the prior written consent of the Company.

The transaction is expected to close in the fourth quarter of 2024 and is subject to conditions, including, (i) the making of the Cash Election, (ii) the initiation of the process to register for resale the Equity Consideration, (iii) written confirmation that the Company has not received any delisting notice or similar notification affecting its listing status with the Nasdaq Stock Market (“Nasdaq”), (iv) the execution by one or several of the Company’s major stockholders of a personal guarantee of the Agreed Share Value (as defined therein) for a period of one year following the Closing Date (the “Personal Guarantee”), (v) the obtaining of joint approval of the terms of the financing of the cash purchase price of the Acquisition by the Company and the Sellers, (vi) the receipt of customary third-party approvals and the release of the Sellers from customary bank guarantees, securities and indemnities, and (vii) the Company’s board of directors’ approval of the Company’s due diligence investigation (collectively, the “Closing Conditions”). The Company intends to finance the transaction through third-party financing, which may take the form of debt or equity.

The Purchase Agreement contains certain customary termination rights for the Company and the Sellers, including the right to terminate the Purchase Agreement if (i) not all of the Closing Conditions have been satisfied by January 29, 2025, (ii) a party has not performed all of its Closing Actions (as defined therein) within ten business days of the Closing Date, or (iii) the registration process of the Equity Consideration has not been initiated prior to the Closing Date to the satisfaction of the Sellers. Notwithstanding any termination right, any party may seek specific performance of the other parties to the Purchase Agreement. In the event the Purchase Agreement is terminated by the Sellers by virtue of the failure of the Company to deliver the Personal Guarantee, the Sellers shall be entitled to a termination fee of $350,000.

August Private Placement

On August 26, 2024, the Company entered into a Securities Purchase Agreement (the “August SPA”) with certain investors (the “August Purchasers”), pursuant to which the Company will issue and sell an aggregate of 1,185,000 shares of the Company’s Common Stock at a price per share of $5.00, for an aggregate purchase price of $5,925,000.

In connection with the August SPA, on August 26, 2024 (the “Assignment Effective Date”), the Company entered into a share assignment and lockup release agreement (the “Assignment Agreement”) with certain members of DHC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and certain other existing stockholders and affiliates of the Company (collectively, the “Sponsor Members” and each a “Sponsor Member”) and the August Purchasers, pursuant to which, as an inducement to enter into the August SPA, the August Purchasers assumed, all of the Sponsor Members’ rights, title and interest in an aggregate of 1,185,000 shares of Common Stock (the “Sponsor Securities”) held by Sponsor on their behalf as of the Assignment Effective Date (the “Assignment”). In exchange for the Assignment by the Sponsor Members of the Sponsor Securities to the August Purchasers, the Company agreed to release 1,252,500 shares of Common Stock from certain restrictions on transfer contained in either a (i) prior letter agreement by and among the Company’s predecessor, DHC Acquisition Corp., a Cayman Islands exempted company (“DHC”), Sponsor and the other signatories thereto or (ii) in certain lock-up agreements executed by certain of the Sponsor Members in connection with the consummation of the Company’s prior business combination. The Sponsor Members transferred an aggregate of 1,185,000 Sponsor Securities into an escrow account. The Sponsor Securities are released from the escrow account on a pro rata basis upon the making of the required fundings on the terms and conditions described in the August SPA. In the event an August Purchaser fails to make a required funding contemplated by the August SPA, a pro rata portion of the Sponsor Securities shall be released from the escrow account to the Company and the Company will cancel such Sponsor Securities.

On August 26, 2024, in connection with the August SPA and the Assignment Agreement, the Company issued to the August Purchasers an aggregate of 100,000 shares for an aggregate gross proceeds of $500,000. The remaining shares were issued to an escrow account and such shares remain in escrow until the conditions in the August SPA are satisfied.

The August Purchasers are required to pay to the Company monthly cash installments in the amounts and on the dates as determined in the August SPA ending on April 5, 2025.

For every $5.00 paid to the Company, the Company will release one share of Common Stock under the August SPA and one share of Common Stock under the Assignment Agreement to the August Purchasers. If an investor fails to pay its required funding by the respective deadline, the investor’s entire commitment under the August SPA will become immediately due and payable. As of November 13, 2024, a total of 220,000 shares of Common Stock have been issued to the August Purchasers for gross proceeds of $550,000. The Company has experienced delays in funding from certain of the investors under the August SPA. As of the date hereof, certain of such investors have failed to make their required fundings, giving effect to the tolling of all cure periods, in an aggregate amount of $1.25 million, and the Company is uncertain whether such amounts or future required fundings by such investors will be made.

Standby Equity Purchase Agreement

On August 26, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $50,000,000 of the Company’s shares of Common Stock, at the Company’s request any time during the commitment period commencing on August 26, 2024 (the “SEPA Effective Date”) and terminating on the 36-month anniversary of the SEPA Effective Date. For more information regarding the SEPA, see the “Liquidity and Capital Resources” section below.

Yorkville Promissory Note

On November 11, the Company issued a non-convertible unsecured promissory note (the “Promissory Note”) in the aggregate original principal amount of approximately $1.7 million to Yorkville. The Promissory Note does not bear interest, subject to a potential increase of the interest rate to 18.0% per annum upon the occurrence of certain events of default as described in the Promissory Note. The Promissory Note matures on March 11, 2025, and was issued at an original issue discount of 10%. The Company will be required to make monthly cash payments beginning on December 15, 2024, and continuing on the same day of each successive calendar month (each, an “Installment Date”) of principal in the amount of the sum of (i) $0.4 million of Principal (or the outstanding principal amount if less than such amount), plus (ii) a payment premium in an amount equal to 5% of the principal amount being paid, if applicable (the “Payment Premium”), and (iii) any accrued and unpaid interest as of each Installment Date (“Installment Amounts”). The Company shall, at its own option, repay each Installment Amount either (i) in cash on or before each Installment Date, or (ii) by submitting one or more an advance notice(s) under the SEPA (an “Advance Repayment”), on or before the applicable Installment Date, or any combination of (i) or (ii) as determined by the Company. If the Company repays the Installment amount in cash, the cash payment shall include the Payment Premium. If the Company elects an Advance Repayment for all or a portion of an Installment Amount, then no Payment Premium will apply. In addition, for so long as the Promissory Note is outstanding, with respect to any advance notice submitted by the Company under the SEPA, the Company shall select an Option 2 Pricing Period (as defined in the SEPA), unless otherwise agreed by the Yorkville.

Fee Conversion

On August 22, 2024, the Company entered into a Fee Conversion Agreement (the “Fee Conversion Agreement”) with Sponsor, pursuant to which the Company agreed to issue 151,261 shares of Common Stock at a value of $2.38 per share to Sponsor in exchange for the conversion of certain outstanding fees owed by the Company to Sponsor in the amount of $0.4 million.

Chief Executive Officer Transition

On August 22, 2024 (the “Separation Date”), the Company and Michael Zacharski mutually agreed to Mr. Zacharski’s separation from the Company. Mr. Zacharski tendered his resignation as Co-Chief Executive Officer of the Company and as a member of the Company’s board of directors on the Separation Date, which resignation was effective as of August 16, 2024 (the “Separation Effective Date”). Mr. Zacharski’s resignation as a director was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies, or practices. The Company and Mr. Zacharski entered into a Separation and Release Agreement in which Mr. Zacharski is entitled to certain obligations including a cash separation and bonus payments in aggregate of $0.3 million, unpaid salary, unused vacation, and vested benefits. Further, the Company and Mr. Zacharski entered into an amendment to Mr. Zacharski’s existing option agreement to (i) provide for the forfeiture of 1,012,875 of Mr. Zacharski’s options and (ii) reduce the exercise period of Mr. Zacharski’s 337,625 remaining options.

Effective upon the Separation Effective Date, Paul Chang’s title was changed to Chief Executive Officer.

July Private Placement

On July 1, 2024, the Company entered into a Securities Purchase Agreement with The Williams Family Trust (the “July SPA”) for the issuance and sale of 120,000 shares of Common Stock and 240,000 warrants, consisting of 120,000 July Warrants with a term of one year (the “July One-Year Warrants”) and 120,000 July Warrants with a term of five years (the “July Five-Year Warrants,” together with the July One-Year Warrants, the “July Warrants”), to The Williams Family Trust for an aggregate purchase price of $0.3 million. The July Warrants are exercisable for Common Stock at a price of $2.50 per share and were immediately issued upon the closing date of July 1, 2024.

Debt Conversion

Effective June 30, 2024, Brand Engagement Network Inc., a Wyoming corporation (“Prior BEN”) and the Company entered into a Debt Conversion Agreement with October 3rd Holdings, LLC, pursuant to which the Company agreed to issue 93,333 shares of Common Stock at a price of $4.50 per share to October 3rd Holdings, LLC in exchange for the conversion of certain outstanding indebtedness owed by Prior BEN to October 3rd Holdings, LLC in the amount of $0.4 million.

May Private Placement

On May 28, 2024, the Company entered into a Securities Purchase Agreement (the “May SPA”) with certain investors (the “May Purchasers”), pursuant to which the Company agreed to issue and sell to the May Purchasers an aggregate of 1,980,000 shares of Common Stock and 3,960,000 warrants, consisting of 1,980,000 May Warrants with a term of one year (the “May One-Year Warrants”) and 1,980,000 May Warrants with a term of five years (the “May Five-Year Warrants,” together with the May One-Year Warrants, the “May Warrants”), for aggregate gross proceeds of approximately $5.0 million. The May Warrants are exercisable for shares of Common Stock at an exercise price of $2.50 per share. On May 30, 2024, the Company issued to the May Purchasers an aggregate of 200,000 shares of Common Stock and 400,000 May Warrants and the May Purchasers paid an aggregate of $0.5 million to the Company in connection with the closing of the private placement. Pursuant to the May SPA, the remaining 1,780,000 shares of Common Stock and May Warrants to purchase 3,560,000 shares of Common Stock are to remain in escrow until each May Purchaser deposited amounts on a monthly basis no later than June 27, 2024, July 29, 2024, August 29, 2024, September 27, 2024 and October 29, 2024. Upon payment of each required funding, a pro rata portion of the shares of Common Stock and May Warrants in escrow are to be issued and released to the May Purchasers. As of November 13, 2024, a total of 1,594,500 shares of Common Stock have been issued to the May Purchasers for an aggregate gross proceeds of $3,986,250, resulting in the issuance of 797,250 May One-Year Warrants and 797,250 May Five-Year Warrants. The Company has experienced delays in funding from certain of the investors under the May SPA. As of the date hereof, certain of such investors have failed to make their required fundings, giving effect to the tolling of all cure periods, in an aggregate amount of $963,750, and the Company is uncertain whether such amounts or future required fundings by such investors will be made.

Cohen Convertible Note

On April 12, 2024, we issued a convertible promissory note to J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division in the principal amount of $1.9 million (the “Cohen Convertible Note”), to settle outstanding invoices totaling $1.9 million related to investment banking services rendered to the Company in connection with its merger with Prior BEN and DHC (the “Business Combination”). Beginning on October 14, 2024, interest will accrue at the fixed rate of 8% per annum on the outstanding principal amount until the Cohen Convertible Note is paid in full. Interest is payable monthly in cash or in-kind at the election of the Company. The Company may prepay the Cohen Convertible Note in whole or in part at any time or from time to time without penalty or premium. The Company may be required to prepay all or a portion of the Cohen Convertible Note upon the consummation of certain capital raising activities as described therein. The maturity date of the Cohen Convertible Note is March 14, 2025.
Key Factors and Trends Affecting our Business
Productions and Operations
We expect to continue to incur significant operating costs that will impact our future profitability, including research and development expenses as we introduce new products and improves existing offerings; capital expenditures for the expansion of our development and sales capacities and driving brand awareness; additional operating costs and expenses for production ramp-up; general and administrative expenses as we scale our operations; interest expense from debt financing activities; and selling and distribution expenses as we build our brand and market our products. To date, we have not yet sold any of our products beyond their pilot stage. As a result, we will require substantial additional capital to develop products and fund operations for the foreseeable future.
Revenues
We are a development stage company and have not generated any significant revenue to date.
Public Company Costs
We expect to hire additional staff and implement new processes and procedures to address public company requirements, particularly with respect to internal controls compliance and public company reporting obligations. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director compensation and fees, listing fees, Securities and Exchange Commission (“SEC”) registration fees, and additional costs for investor relations, accounting, audit, legal and other functions.
If we cease to become an emerging growth company, we will become subject to the provisions and requirements under Section 404(b) of the Sarbanes-Oxley Act of 2002, which will require us to undergo audits of our internal controls over financial reporting as part of our yearly financial statement audits, resulting in a significant increase in consultant and audit costs over previous levels going forward.
Components of Results of Operations
Operating expenses
General and administrative expenses
General and administrative expenses consist of employee-related expenses including salaries, benefits, and stock-based compensation as well as fees paid for legal, accounting and tax services, consulting fees and facilities costs not otherwise included in research and development expense. We have and expect to further incur significant expenses as a result of becoming a public company, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.
Depreciation and amortization
Depreciation expense relates to property and equipment which consists of equipment, furniture and capitalized software. Amortization expense relates to intangible assets.
Research and development cost
Costs incurred in connection with research and development activities are expensed as incurred. These costs include rent for facilities, hardware and software equipment costs, consulting fees for technical expertise, prototyping, and testing.

Interest expense
Interest expense consists of interest on our related party note payable and short-term debt.

Interest income
Interest income consists of interest earned on our excess cash.

Gain on debt extinguishment

Gain on debt extinguishment is related to settlement of accounts payable through issuance of shares of Common Stock and negotiated cash settlement.

Change in fair value of warrant liabilities

Change in fair value of warrant liabilities reflected the non-cash charge for changes in the fair value of the warrant liability that is subject to re-measurement at each balance sheet date.

Other expenses
Other expenses primarily consists of foreign currency gains or losses as a result of exchange rate fluctuations on transactions denominated in Korean won.
Results of Operations

Comparison of the Three Months Ended September 30, 2024 and 2023

	Three Months Ended September 30,		Increase (Decrease)
	2024	2023
Revenues	$50,000	$—	$50,000
Operating expenses:
General and administrative	4,203,946	2,282,434	1,921,512
Depreciation and amortization	972,375	209,729	762,646
Research and development	153,191	75,450	77,741
Total operating expenses	5,329,512	2,567,613	2,761,899
Loss from operations	(5,279,512)	(2,567,613)	(2,711,899)
Other income (expenses):
Interest expense	(18,055)	(34,507)	16,452
Interest income	92	—	92
Gain on debt extinguishment	98,318	—	98,318
Change in fair value of warrant liabilities	(632,969)	—	(632,969)
Other	9,043	19,789	(10,746)
Other income (expenses), net	(543,571)	(14,718)	(528,853)
Net loss	(5,823,083)	(2,582,331)	(3,240,752)

Revenues
During the three months ended September 30, 2024, we earned $0.1 million in revenue through proof of concept and revenue sharing. There were no revenues for the three months ended September 30, 2023.

General and administrative expenses
General and administrative expenses for the three months ended September 30, 2024 were approximately $4.2 million, an increase of approximately $1.9 million, compared to three months ended September 30, 2023. The increase was primarily due to a $1.4 million increase in professional fees, a $0.4 million increase in employee related costs, and a $0.2 million increase in insurance and taxes, all related to the expansion of our operations as a result of the acquisition of DM Lab Co., LTD (“DM Lab”) in May 2023, partially offset by a decrease in stock-based compensation of $0.1 million. We have only recently begun to raise proceeds through the offering of our Common Stock and convertible notes to investors and therefore expect, in the near term at a minimum, to continue to utilize the issuance of equity based instruments as compensation to reduce our cash outlays.
Depreciation and amortization expenses
Depreciation and amortization expenses for the three months ended September 30, 2024 were approximately $1.0 million, an increase of approximately $0.8 million, compared to the three months ended September 30, 2023. The increase was primarily due to the amortization expense associated with the developed technology placed into service in the second quarter of 2024.

Research and development expenses
Research and development expenses for the three months ended September 30, 2024 were approximately $0.2 million, an increase of approximately $0.1 million, compared to the three months ended September 30, 2023. The increase in research and development expenses was primarily due to an increase in our stock-based compensation due to an increase in headcount as a result of the acquisition of DM Lab in May 2023.

Gain on debt extinguishment

Gain on extinguishment of debt for the three months ended September 30, 2024 was approximately $0.1 million, related to settlement of accrued expenses through the issuance of 151,261 shares of Common Stock. We did not have such extinguishment of debt during the three months ended September 30, 2023.

Change in fair value of warrant liabilities
Change in fair value of the warrant liabilities for the three months ended September 30, 2024 was approximately $0.6 million associated with the non-cash charge for changes in the fair value of the warrant liabilities that is subject to re-measurement at each balance sheet date. We did not incur such expenses during the three months ended September 30, 2023.

Comparison of the Nine Months Ended September 30, 2024 and 2023

	Nine Months Ended September 30,		Increase (Decrease)
	2024	2023
Revenues	$99,790	$—	$99,790
Operating expenses:
General and administrative	15,969,617	7,678,880	8,290,737
Depreciation and amortization	1,771,966	449,663	1,322,303
Research and development	759,427	153,828	605,599
Total operating expenses	18,501,010	8,282,371	10,218,639
Loss from operations	(18,401,220)	(8,282,371)	(10,118,849)
Other income (expenses):
Interest expense	(62,508)	(34,507)	(28,001)
Interest income	3,324	—	3,324
Gain on debt extinguishment	1,946,310	—	1,946,310
Change in fair value of warrant liabilities	762,869	—	762,869
Other	(5,971)	(11,961)	5,990
Other income (expenses), net	2,644,024	(46,468)	2,690,492
Net loss	$(15,757,196)	$(8,328,839)	$(7,428,357)
Revenues
During the nine months ended September 30, 2024, we earned $0.1 million in revenue through proof of concept and revenue sharing. There were no revenues for the nine months ended September 30, 2023.
General and administrative expenses
General and administrative expenses for the nine months ended September 30, 2024 were approximately $16.0 million, an increase of approximately $8.3 million, compared to nine months ended September 30, 2023. The increase was primarily due to a $4.1 million increase in professional fees, a $3.6 million increase in employee related costs including $1.2 million in one-time bonuses in connection with the Business Combination, transaction costs of $3.3 million incurred in connection with the Business Combination, a $0.4 million increase in insurance and taxes, a $0.2 million increase in office related expenses, and a $0.2 million increase in promotional costs, and all related to the expansion of our operations as a result of the acquisition of DM Lab in May 2023, partially offset by a decrease in stock-based compensation of $3.4 million due to the issuance of Prior BEN warrants and options which vested on the date of grant during the first quarter of 2023 and a $0.1 decrease in miscellaneous license and tax fees. We have only recently begun to raise proceeds through the offering of our Common Stock and convertible notes to investors and therefore expect, in the near term at a minimum, to continue to utilize the issuance of equity based instruments as compensation to reduce our cash outlays.
Depreciation and amortization expenses
Depreciation and amortization expenses for the nine months ended September 30, 2024 were approximately $1.8 million, an increase of approximately $1.3 million, compared to the nine months ended September 30, 2023. The increase was primarily due to the amortization expense associated with the developed technology placed into service in the second quarter of 2024.
Research and development expenses
Research and development expenses for the nine months ended September 30, 2024 were approximately $0.8 million, an increase of approximately $0.6 million, compared to the nine months ended September 30, 2023. The increase in research and development expenses was primarily due to an increase in our stock-based compensation due to an increase in headcount as a result of the acquisition of DM Lab in May 2023.

Gain on debt extinguishment

Gain on extinguishment of debt for the nine months ended September 30, 2024 was approximately $1.9 million, related to settlement of accounts payable and accrued expenses through the issuance of 93,333 and 151,261 shares, respectively, of Common Stock and negotiated cash settlement. We did not have such extinguishment of debt during the nine months ended September 30, 2023.

Change in fair value of warrant liabilities
Change in fair value of the warrant liabilities for the nine months ended September 30, 2024 was approximately $0.8 million associated with the non-cash charge for changes in the fair value of the warrant liabilities that is subject to re-measurement at each balance sheet date. We did not incur such expenses during the nine months ended September 30, 2023.
Liquidity and Capital Resources
Capital Resources and Available Liquidity
As of September 30, 2024, our principal source of liquidity was cash of approximately $0.1 million. We have financed operations to date with proceeds from the Promissory Note, transactions with AFG, sales of our Common Stock, the SEPA, warrant exercises and debt issuances to related and non-related parties. As described in Note A of our audited consolidated financial statements and unaudited consolidated interim financial statements, we have incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of approximately $29.1 million at September 30, 2024. We expect losses and negative cash flows to continue for the foreseeable future, primarily as a result of increased general and administrative expenses, continued product research and development and marketing efforts. Management anticipates that significant additional expenditures will be necessary to develop and expand our business, including through stock and asset acquisitions, before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. Current available funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business, including through the Business Combination or through business development activities. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing. Our history of losses, our negative cash flow from operations, our limited cash resources on hand and our dependence on our ability to obtain additional financing to fund our operations after the current cash resources are exhausted raises substantial doubt about our ability to continue as a going concern. Our management concluded that our recurring losses from operations, and the fact that we have not generated significant revenue or positive cash flows from operations, raised substantial doubt about our ability to continue as a going concern for the next 12 months after issuance of our financial statements. Our auditors also included an explanatory paragraph in their report on our consolidated financial statements as of and for the year ended December 31, 2023 with respect to this uncertainty.

The Company will need to raise additional capital to continue to fund operations and product research and development. The Company believes that it will be able to obtain additional working capital through equity financings, additional debt, or other arrangements to fund future operations, and it intends to raise capital through equity or debt investments in the Company by third parties, including through the SEPA and the Promissory Note or other public offerings or private placements. However, the Company’s cannot conclude these are probable of being implemented or, if probable of being implemented, being in sufficient enough amounts to satisfy our contractual amounts as they presently exist that are coming due over the next 12 months as of the date of such filing.

In addition, the Company will need to raise additional capital through debt or equity financings to fund the purchase price of the Acquisition. The Company cannot assure you that it will be able to raise funds to pay the purchase price of the Acquisition on terms that are favorable, or at all.

Standby Equity Purchase Agreement

On August 26, 2024, the Company entered into the SEPA with Yorkville. Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $50.0 million of the Company’s shares of Common Stock, at the Company’s request any time during the commitment period commencing on the SEPA Effective Date and terminating on the 36-month anniversary of the SEPA Effective Date. Each issuance and sale by the Company to Yorkville under the SEPA (an “Advance”) is subject to a maximum limit equal to an amount equal to 100% of the aggregate volume traded of the Company’s Common Stock on Nasdaq for the five trading days immediately preceding an Advance notice. The shares will be issued and sold to Yorkville at a per share price equal to, at the election of the Company as specified in the relevant Advance notice: (i) 96% of the Market Price (as defined below) for any period commencing on the receipt of the Advance notice by Yorkville and ending on 4:00 p.m. New York City time on the applicable Advance notice date (the “Option 1 Pricing Period”), and (ii) 97% of the Market Price for any three consecutive trading days commencing on the Advance notice date (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the daily volume weighted average price (“VWAP”) of the Common Stock on Nasdaq, and for any Option 2 Pricing Period, the lowest VWAP of the Common Stock on Nasdaq during the Option 2 Pricing Period. The Advances are subject to certain limitations, including that Yorkville cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Company’s outstanding Common Stock at the time of an Advance or acquiring since the SEPA Effective Date under the SEPA more than 19.99% of the Company’s issued and outstanding Common Stock, as of the SEPA Effective Date (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require stockholder approval under Nasdaq’s “minimum price rule.” Additionally, if the total number of shares of Common Stock traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of shares of Common Stock issued and sold pursuant to such Advance notice will be reduced to the greater of (i) 30% of the trading volume of the Common Stock on Nasdaq during the relevant Pricing Period as reported by Bloomberg L.P., or (ii) the number of shares of Common Stock sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance notice. “Volume Threshold” is defined as a number of shares of Common Stock equal to the quotient of (a) the number of shares in the Advance notice requested by the Company divided by (b) 0.30. As consideration for Yorkville’s commitment to purchase the shares of Common Stock pursuant to the SEPA, the Company paid Yorkville, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee (the “Commitment Fee”) of $0.5 million by the issuance to Yorkville of an aggregate of 280,899 shares of Common Stock. Through September 30, 2024, the Company issued an aggregate of 280,899 shares of Common Stock to Yorkville, including the Commitment Fee.

Yorkville Promissory Note

On November 11, the Company issued the Promissory Note in the aggregate original principal amount of approximately $1.7 million to Yorkville. The Promissory Note does not bear interest, subject to a potential increase of the interest rate to 18.0% per annum upon the occurrence of certain events of default as described in the Promissory Note. The Promissory Note matures on March 11, 2025, and was issued at an original issue discount of 10%.

August Private Placement

On August 26, 2024, the Company entered into the August SPA with the August Purchasers, pursuant to which the Company will issue and sell an aggregate of 1,185,000 shares of the Company’s Common Stock at a price per share of $5.00, for an aggregate purchase price of $5.9 million.

In connection with the August SPA, the Assignment Effective Date, the Company entered into the Assignment Agreement with the Sponsor Members and the August Purchasers, pursuant to which, as an inducement to enter into the August SPA, the August Purchasers assumed, all of the Sponsor Members’ rights, title and interest in an aggregate of 1,185,000 shares of Common Stock held by Sponsor on their behalf as of the Assignment Effective Date. In exchange for the Assignment by the Sponsor Members of the Sponsor Securities to the August Purchasers, the Company agreed to release 1,252,500 shares of Common Stock from certain restrictions on transfer contained in either a (i) prior letter agreement by and among the Company’s predecessor, DHC, Sponsor and the other signatories thereto or (ii) in certain lock-up agreements executed by certain of the Sponsor Members in connection with the consummation of the Company’s prior business combination. The Sponsor Members transferred an aggregate of 1,185,000 Sponsor Securities into an escrow account. The Sponsor Securities are released from the escrow account on a pro rata basis upon the making of the required fundings on the terms and conditions described in the August SPA. In the event an August Purchaser fails to make a required funding contemplated by the August SPA, a pro rata portion of the Sponsor Securities shall be released from the escrow account to the Company and the Company will cancel such Sponsor Securities.

On August 26, 2024, in connection with the August SPA and the Assignment Agreement, the Company issued to the August Purchasers an aggregate of 100,000 shares for an aggregate gross proceeds of $500,000. The remaining shares were issued to an escrow account and such shares remain in escrow until the conditions in the August SPA are satisfied. The August Purchasers are required to pay to the Company monthly cash installments in the amounts and on the dates as determined in the August SPA ending on April 5, 2025.

For every $5.00 paid to the Company, the Company will release one share of Common Stock under the August SPA and one share of Common Stock under the Assignment Agreement to the August Purchasers. If an August Purchaser fails to pay its required funding by the respective deadline, the investor’s entire commitment under the August SPA will become immediately due and payable. As of November 13, 2024, a total of 220,000 shares of Common Stock have been issued to the August Purchasers for gross proceeds of $0.55 million. The Company has experienced delays in funding from certain of the investors under the August SPA. As of the date hereof, certain of such investors have failed to make their required fundings, giving effect to the tolling of all cure periods, in an aggregate amount of $1.25 million, and the Company is uncertain whether such amounts or future required fundings by such investors will be made.

On August 26, 2024, in connection with the August SPA and the Assignment Agreement, the Company entered into the August Warrant Agreement, pursuant to which the Company issued an aggregate of 960,000 warrants, with an exercise price of $5.00 per share with an expiration period of five years from the date of issuance.

Fee Conversion Agreement

On August 22, 2024, the Company entered into the Fee Conversion Agreement with Sponsor, pursuant to which the Company agreed to issue 151,261 shares of Common Stock at a value of $2.38 per share to Sponsor in exchange for the conversion of certain outstanding fees owed by the Company to Sponsor in the amount of $0.4 million.

July Private Placement

On July 1, 2024, the Company entered into the July SPA for the issuance and sale of 120,000 shares of Common Stock and 240,000 July Warrants, consisting of 120,000 July One-Year Warrants and 120,000 July Five-Year Warrants to The Williams Family Trust for an aggregate purchase price of $0.3 million.

Debt Conversion

Effective June 30, 2024, Prior BEN and the Company entered into a Debt Conversion Agreement with October 3rd Holdings, LLC, pursuant to which the Company agreed to issue 93,333 shares of Common Stock at a price of $4.50 per share to October 3rd Holdings, LLC in exchange for the conversion of certain outstanding indebtedness owed by Prior BEN to October 3rd Holdings, LLC in the amount of $0.4 million.

May Private Placement

On May 28, 2024, the Company entered into the May SPA for the issuance and sale of 1,980,000 shares of Common Stock and 3,960,000 May Warrants, consisting of 1,980,000 May One-Year Warrants and 1,980,000 May Five-Year Warrants for aggregate gross proceeds of approximately $5.0 million. On May 30, 2024, the Company issued the May Purchasers an aggregate of 200,000 shares of Common Stock and 400,000 May Warrants and the May Purchasers paid an aggregate of $0.5 million to the Company in connection with the closing of the private placement. Pursuant to the May SPA, the remaining 1,780,000 shares of Common Stock and May Warrants to purchase 3,560,000 shares of Common Stock are to remain in escrow until each May Purchaser deposits amounts on a monthly basis no later than June 27, 2024, July 29, 2024, August 29, 2024, September 27, 2024 and October 29, 2024. Upon payment of each required funding, a pro rata portion of the shares of Common Stock and May Warrants in escrow are to be issued and released to the May Purchasers.

In connection with the May SPA, on May 28, 2024, the Company also entered into a Letter Agreement to Exercise Warrants with certain of the May Purchasers (the “Required Warrant Parties”). In the event the Company uses commercially reasonable efforts to raise an additional $3.3 million (not including amounts raised under the May SPA) in additional capital but is unable to do so by October 31, 2024, the Required Warrant Parties shall be required to exercise for cash certain of their Warrants on a monthly basis in the amounts and on the dates set forth below.

Number of Warrants	Date
100,000	October 31, 2024
300,000	November 30, 2024
300,000	December 31, 2024
300,000	January 31, 2025
300,000	February 28, 2025

In consideration for each May Warrant held by a Required Warrant Party so exercised, the Company shall issue to such Required Warrant Party one new May One-Year Warrant and one new May Five-Year Warrant, each with an exercise price of $2.50.

As of November 13, 2024, a total of 1,594,500 shares of Common Stock have been issued to the May Purchasers for an aggregate gross proceeds of $3,986,250, resulting in the issuance of 797,250 May One-Year Warrants and 797,250 May Five-Year Warrants. The Company has experienced delays in funding from certain of the investors under the May SPA. As of the date hereof, certain of such investors have failed to make their required fundings, giving effect to the tolling of all cure periods, in an aggregate amount of $963,750, and the Company is uncertain whether such amounts or future required fundings by such investors will be made.

Cohen Convertible Note

On April 12, 2024, we issued the Cohen Convertible Note, to settle outstanding invoices totaling $1.9 million related to investment banking services rendered to the Company in connection with the Business Combination. Beginning on October 14, 2024, interest will accrue at the fixed rate of 8% per annum on the outstanding principal amount until the Cohen Convertible Note is paid in full. Interest is payable monthly in cash or in-kind at the election of the Company. The Company may prepay the Cohen Convertible Note in whole or in part at any time or from time to time without penalty or premium. The Company may be required to prepay all or a portion of the Cohen Convertible Note upon the consummation of certain capital raising activities as described therein. The maturity date of the Cohen Convertible Note is March 14, 2025.

Cash Exercise of Warrants

There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants, especially when the trading price of our Common Stock is less than the exercise price per share of such Warrants. We believe the likelihood that warrantholders will exercise their respective Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than the exercise price per share of a Warrant, we expect that a warrantholder would not exercise their Warrants. To the extent that any Warrants are exercised on a “cashless basis” under certain conditions, we would not receive any proceeds from the exercise of such Warrants.

As of the date of this filing, we have neither included nor intend to include any potential cash proceeds from the exercise of our Warrants in our short-term or long-term liquidity sources or capital resource planning. We do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business, including through the business development activities discussed above to continue to support our operations. Therefore, the availability or unavailability of any proceeds from the exercise of our Warrants is not expected to affect our ability to fund our operations. We will continue to evaluate the probability of Warrant exercise over the life of our Warrants and the merit of including potential cash proceeds from the exercise thereof in our liquidity sources and capital resources planning.

To the extent such Warrants are exercised, additional Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock, which increases the likelihood of periods when our Warrants will not be in the money prior to their expiration.

Material Cash Requirements
Our material cash requirements include the following potential and expected obligations:

Bank Loans
As of September 30, 2024, we had four loans outstanding, all of which were assumed in the acquisition of DM Lab in May 2023, totaling approximately $0.9 million. The loans carry varying interest rates ranging from 4.667% to 6.69% and have varying maturity dates ranging from January to September 2024. The loans do not have optional or mandatory redemption or conversion features. In February 2024, we obtained a waiver to extend the due dates of $0.7 million of our outstanding bank loans to January 2025.

Research and Development Sponsorship

In December 2023, we entered into a research and development sponsorship agreement with Korea University for total consideration of up to 528.0 million Korean won (approximately $0.4 million) from January 2024 through December 2024. We can terminate the agreement upon 30 days written notice to Korea University. As of September 30, 2024, we paid 211.2 million Korean won (approximately $0.2 million) and owe the remaining 316.8 million Korean won (approximately $0.2 million) throughout the remainder of 2024.
We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation typically consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

The Cataneo Purchase Agreement

At closing of the Acquisition, in addition to equity consideration, we have agreed to pay a cash purchase price of $9.0 million. We may also be required to make additional cash payments in exchange for shares of common stock paid as Equity Consideration. See “Recent Events -The Cataneo Purchase Agreement”.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Nine Months Ended September 30,
	2024	2023
Cash used in operating activities	$(11,666,133)	$(2,752,377)
Cash used in investing activities	(215,963)	(976,386)

Cash provided by financing activities	10,269,961	4,709,235
Net (decrease) increase in cash and cash equivalents	$(1,612,135)	$980,472
Operating activities
Cash used in operating activities was approximately $11.7 million during the nine months ended September 30, 2024 primarily due to our net loss of approximately $15.8 million. The net loss included non-cash charges of approximately $2.6 million, which consisted of approximately $1.8 million of depreciation and amortization expense, $1.6 million in equity-based compensation expense, including the issuance of restricted shares, $1.4 million of write offs of deferred financing fees, and $0.5 million of financing costs related to the SEPA, partially offset by $1.9 million in gains on debt extinguishment and $0.8 million in changes in fair value of the warrant liabilities. The net cash inflow of approximately $1.5 million from changes in our operating assets and liabilities was primarily due to an increase in accounts payable of $5.4 million, partially offset by a decrease of accrued expenses of $3.0 million, an increase in prepaid expense and other current assets of $0.9 million.
Cash used in operating activities was approximately $2.8 million during the nine months ended September 30, 2023, primarily due to our net loss of approximately $8.3 million. The net loss included non-cash charges of approximately $5.2 million, which primarily consisted of approximately $4.7 million in equity-based compensation expense and $0.5 million of depreciation and amortization expense. The net cash outflow of approximately $0.4 million from changes in our operating assets and liabilities was primarily due to a decrease in accounts payable, partially offset by an increase in accrued expenses.

Investing activities

Cash used in investing activities during the nine months ended September 30, 2024 was approximately $0.2 million, which consisted primarily of capitalized internal-use software costs.

Cash used in investing activities during the nine months ended September 30, 2023 was approximately $1.0 million, which consisted primarily of deposits on patents, capitalized internal-use software costs and assets acquired from DM Lab.
Financing activities
Cash provided by financing activities during the nine months ended September 30, 2024 was approximately $10.3 million, which consisted primarily of proceeds received from the sale of Common Stock, exercise of options and warrants, partially offset by payment of a related party note.
Cash provided by financing activities during the nine months ended September 30, 2023 was approximately $4.7 million, which consisted of proceeds received from the issuance of convertible notes, the sale of Common Stock, related party note, proceeds received from related party advance repayments and exercise of options and warrants, partially offset by advances to related parties.
Critical Accounting Policies
Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions and conditions.

During the nine months ended September 30, 2024, there were no material changes to our critical accounting policies and estimates from those described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BEN”, which was filed as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on March 20, 2024.

Recent Accounting Pronouncements
See Note B to our consolidated financial statements, which was filed as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on March 20, 2024 for a description of recent accounting pronouncements applicable to our unaudited condensed consolidated financial statements.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.
We expect to elect to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and pursuant to Item 305 of Regulation S-K, we are not required to disclose information under this section.
Item 4. Controls and Procedures
Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2024, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed in our reports filed under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure. Based upon the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls were not effective as of September 30, 2024, based on the material weaknesses identified below.

Material Weakness in Internal Control over Financial Reporting

As discussed elsewhere in this Quarterly Report on Form 10-Q, the Company completed the Merger on March 20, 2024. Prior to the Merger, DHC disclosed in the Risk Factors of its Form S-4/A filed on February 12, 2024, a material weakness in internal controls over financial reporting. Management has concluded this material weakness has not been remediated as an internal control deficiency was identified relating to the lack in investment of resources into accounting and reporting functions to properly account for and prepare U.S. GAAP compliant financial statements on a timely basis and to properly document risks affecting financial statements and controls in place to mitigate those risks in accordance with the requirements for a functioning internal control system, the accounting for the merger with DPL, the accounting for the extinguishment of certain liabilities through the issuance of common stock or through the exercise of warrants, the improper classification of the acquired developed technology from DM Lab as in in-process research and development asset, and the delay in obtaining valuation reports as it relates to valuing equity grants. Notwithstanding this material weakness, management has concluded that our unaudited financial statements included in this Quarterly Report on Form 10-Q are fairly stated in all material respects in accordance with U.S. GAAP for each of the periods presented herein.

This material weakness could result in a misstatement of account balances or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that may not be detected.

Plan for Remediation of the Material Weakness in Internal Control over Financial Reporting

In response, the Company’s management has continued implementation of a plan to remediate this material weakness. These remediation measures are ongoing and include the following; hiring a Chief Financial Officer and adding additional review procedures by qualified personnel over complex accounting matters, which include engaging third-party professionals with whom to consult regarding complex accounting applications.

The material weaknesses will be considered remediated once management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time, and management has concluded, through testing, that these controls are effective. We believe we are making progress toward achieving the effectiveness of our internal controls and disclosure controls; however, we cannot provide any assurance that these remediation efforts will be successful or that our internal control over financial reporting will be effective as a result of these efforts.

Changes in Internal Control over Financial Reporting

Other than the changes made to the material weakness described above, there were no changes in our internal control over financial reporting identified in connection with the evaluation required by Rules 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the three months ended September 30, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Disclosure Controls and Procedures

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and implemented, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within a company are detected. The inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Part II. Other Information
Item 1. Legal Proceedings

From time to time, we may be involved in claims and legal actions that arise in the ordinary course of business. To our knowledge, there are no material pending legal proceedings to which we are a party.
Item 1A. Risk Factors

Except as provided below, there were no material changes to the Risk Factors disclosed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. For more information concerning our risk factors, please see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.

If our information technology systems or those of third parties upon which we rely, or our data is or was compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse consequences.

In the ordinary course of our business, we and the third parties upon which we rely, collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”) proprietary, confidential, and sensitive data, including personal data (such as health-related data), intellectual property and trade secrets (collectively, “sensitive information”).

Our and our third-party vendors’ and business partners’ information technology systems may be damaged or compromised by malicious events, such as cyberattacks, physical or electronic security breaches, malicious internet-based activity, online and offline fraud, natural disasters, fire, power loss, telecommunications failures, personnel misconduct and human error.

Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including internal bad actors, such as employees or contractors (through theft or misuse), or third parties (including traditional computer hackers, “hacktivists,” persons involved with organized crime, or sophisticated foreign state or foreign state-supported actors).

Cybersecurity threats can employ a wide variety of methods and techniques, which are constantly evolving, and have become increasingly complex and sophisticated; all of which increase the difficulty of detecting and successfully defending against them. We and the third parties upon which we rely are subject to a variety of these evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, and other similar threats. In particular, severe ransomware attacks are becoming increasingly prevalent - particularly for companies like ours that are engaged in critical infrastructure or manufacturing - and can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Furthermore, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we and our third-party vendors and business partners may be unable to anticipate these techniques or implement adequate preventative measures.

Remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers, and devices outside our premises or network, including working at home, while in transit and in public locations. Additionally, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

We rely on third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, and other functions. We also rely on third-party service providers to provide other products, services, parts, or otherwise to operate our business. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. Certain of the third parties on which we rely have experienced cybersecurity incidents in the past and may again in the future. We could experience adverse consequences resulting from any security incidents or other interruptions experienced by third-party service providers. While we may be entitled to damages if our third-party service providers fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award, and our reputation could be harmed. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.

We, and the third-party business partners and vendors upon which we rely, have experienced, and may in the future experience, cybersecurity threats, including threats or attempts to disrupt our information technology infrastructure and unauthorized attempts to gain access to sensitive or confidential information. In April 2024, our primary commercial partner and exclusive reseller for the automotive industry, AFG, publicly disclosed that it was the victim of a ransomware attack in the Fall of 2023 prior to entering into the Reseller Agreement. To the extent negative publicity AFG receives from the incident has, or the incident otherwise causes, a material adverse effect on AFG’s business or AFG’s ability to resell our products, our results of operations and financial condition could suffer.

Although prior cyberattacks directed at us have not had a material impact on our financial results, and we are continuing to bolster our threat detection and mitigation processes and procedures, we cannot guarantee that future cyberattacks, if successful, will not have a material impact on our business or financial results. While we have security measures in place designed to protect our information and our customers’ information and to prevent data loss and other security incidents, we have not always been able to do so, and there can be no assurance that in the future these measures will be successful. Security incidents could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties upon whom we rely. A security incident or other interruption could disrupt our ability (and that of third parties upon whom we rely) to provide our platform and services.

We may expend significant resources or modify our business activities to try to protect against security incidents. Certain data privacy and security obligations may require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect our information technology systems and sensitive information.

We take steps to detect and remediate vulnerabilities, but we may not be able to detect and remediate all vulnerabilities because the threats and techniques used to exploit the vulnerability change frequently and are often sophisticated in nature. Therefore, such vulnerabilities could be exploited but may not be detected until after a security incident has occurred. These vulnerabilities pose material risks to our business. Further, we may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.

Applicable data privacy and security obligations may require us to provide notice of data security incidents involving certain types of data, including personal data. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

Actual or perceived breaches of security measures, unauthorized access to our systems or the systems of the third-party vendors that we rely upon, or any other cybersecurity threats may cause us to experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause customers to stop using our platform and services, deter new customers from using our platform and services, and negatively impact our ability to grow and operate our business.

In addition, our reliance on third-party service providers and business partners could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks, and other threats to our business operations. We rely on third-party service providers and technologies to operate critical business systems to process sensitive data in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology and other functions. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. Our contracts may not contain limitations on liability. There can be no assurance that any limitations of liability provisions in our contracts or license arrangements with customers or in our agreements with vendors, partners, or others would be enforceable, applicable, or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and such information could be used to undermine our competitive advantage or market position. Additionally, sensitive information of the Company or our customers could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnels’, or vendors’ use of generative AI technologies.

Any or all of the above issues, or the perception that any of them have occurred, could result in adverse consequences including, but not limited to, business interruptions and diversions of funds, decreased ability to attract new customers, existing customers deciding to terminate or not renew their agreements, reduced ability to obtain and maintain required or desirable cybersecurity certifications, reputational damage, government enforcement actions (for example, investigations, fines, penalties, audits, and inspections), and private litigation (including class claims), any of which could materially adversely affect our results of operations, financial condition, and future prospects. There can be no assurance that any limitations of liability provisions in our license arrangements with customers or in our agreements with vendors, partners, or others would be enforceable, applicable, or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim.

The Company may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to the holder, thereby making the Public Warrants worthless.

We have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, if, among other things, the reference value equals or exceeds $18.00 per share. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants listed on Nasdaq as set forth above even if the holders are otherwise unable to exercise the Public Warrants. Redemption of the outstanding Public Warrants as described above could force holders to (i) exercise the Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for holders to do so, (ii) sell the Public Warrants at the then-current market price when holders might otherwise wish to hold the Public Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, we expect would be substantially less than the market value of the Public Warrants. None of the 6,000,000 Private Placement Warrants sold at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, which were assumed in connection with the closing of the Business Combination, will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Public Warrant if, among other things, the reference value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant). In such a case, the holders will be able to exercise their Public Warrants prior to redemption for a number of shares of Common Stock determined based on the redemption date and the fair market value of Common Stock. The value received upon exercise of the Public Warrants (i) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Public Warrants, including because the number of shares of Common Stock received is capped at 0.361 shares of Common Stock per Public Warrant (subject to adjustment) irrespective of the remaining life of the Public Warrants.

We have the ability to require holders of the Public Warrants to exercise such warrants on a cashless basis, which will cause holders to receive fewer shares of Common Stock upon their exercise of the Public Warrants than they would have received had they been able to exercise their Public Warrants for cash.

If the Company calls the Public Warrants for redemption after the redemption criteria have been satisfied, we have the option to require any holder that wishes to exercise their Public Warrants to do so on a “cashless basis.” If the Company’s management chooses to require holders to exercise their Public Warrants on a cashless basis, the number of shares of our Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised the Public Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in the Company.

The exclusive forum clause set forth in the warrant agreement governing the Public Warrants may have the effect of limiting an investor’s rights to bring legal action against us and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.

Our outstanding Public Warrants provide for investors to consent to exclusive forum to state or federal courts located in New York, New York. This exclusive forum may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations and may limit an investor’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, nothing in the warrant limits or restricts the federal district court in which a holder of a warrant may bring a claim under the federal securities laws.

A substantial number of the Company’s Common Stock are restricted securities and as a result, there may be limited liquidity for our Common Stock.

A substantial portion of our outstanding shares of Common Stock currently constitute restricted securities and “control” securities for purposes of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) or otherwise subject to a contractual lockup. As a result, there may initially be limited liquidity in the trading market for our Common Stock until these shares are sold pursuant to an effective registration statement under the Securities Act or the shares become available for resale without volume limitations or other restrictions under Rule 144 and are otherwise no longer subject to a lockup agreement. Even once these are no longer restricted or a registration statement for such shares has become effective, the liquidity for our Common Stock may remain limited given the substantial holdings of such stockholders, which could make the price of our Common Stock more volatile and may make it more difficult for investors to buy or sell large amounts of our Common Stock.

Future resales of our Common Stock may cause the market price of our Common Stock to drop significantly, even if the Company’s business is doing well.

The Company’s pre-Business Combination equity holders hold the substantial majority of our outstanding Common Stock. The resale, or expected or potential resale, of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for you to sell your Common Stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to registration statements, selling holders will continue to offer the securities covered by registration statements for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

Further, sales of our Common Stock upon expected expiration of resale restrictions could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As such, short sales of our Common Stock could have a tendency to depress the price of our Common Stock, which could further increase the potential for short sales.

The Company cannot predict the size of future issuances or sales of our Common Stock or the effect, if any, that future issuances and sales of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock, including issuances made in the ordinary course of the Company’s business, or the perception that such sales could occur, may materially and adversely affect prevailing market prices of our Common Stock.

In addition, registration rights we may grant in the future, including in the ordinary course of the Company’s business, may further depress market prices if these registration rights are exercised or shares of our Common Stock are sold under the registration statements. The presence of additional shares trading in the public market may also adversely affect the market price of our Common Stock.

Furthermore, while certain of the selling holders may experience a positive rate of return based on the current trading price of our Common Stock, public stockholders may not experience a similar rate of return on the securities purchased in the open market due to potential differences in the purchase prices paid by public stockholders for shares of Common Stock bought in the open market and the selling holders in transactions in which they purchased or received their Offered Securities and the current trading price of our Common Stock.

Certain existing securityholders acquired their securities in the Company at prices below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.

Certain securityholders in the Company, including certain of the selling holders, acquired Common Stock, as well as shares of Common Stock underlying Warrants, at prices below the current trading price of such securities and may experience a positive rate of return based on the current trading price. On July 25, 2024, the closing price of our Common Stock was $2.66 per share.

Given the relatively lower purchase prices that many of our selling holders paid to acquire offered securities compared to their current trading prices, these selling holders in some instances may earn a significant positive rate of return on their investment depending on the market price of our Common Stock at the time that such selling holders choose to sell their securities. The selling holders purchased, or were given as consideration to, as applicable, the securities offered for resale at effective purchase prices ranging from significantly below to above current trading prices, as set forth in further detail in the section titled “Purchase Price Paid By the Selling Security Holders” in our Registration Statement on Form S-1, filed on June 20, 2024. Investors who purchase our Common Stock and Public Warrants on The Nasdaq Capital Market following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price.

The issuances of additional shares of Common Stock under the SEPA may result in dilution of holders of Common Stock and have a negative impact on the market price of the Common Stock

Pursuant to the SEPA, we may issue and sell up to $50 million of shares of Common Stock to the Yorkville Investor. The price at which we may issue and sell shares may be at either (i) 96% of the daily VWAP of the Common Stock for any period commencing on the receipt of the advance notice by the Yorkville Investor and ending on 4:00 p.m. on the applicable advance notice date or (ii) 97% of the lowest daily VWAP of the Common Stock during the three trading days following a notice to sell to the Yorkville Investor, provided that we are subject to certain caps on the amount of shares of Common Stock that we may sell on any single day. Assuming that (a) we issue and sell the full $50 million of shares of Common Stock under the SEPA to the Yorkville Investor, (b) no beneficial ownership limitations, and (c) the issue price for such sales is $1.00 or $2.00 per share, such additional issuances would represent in the aggregate approximately 50,000,000 or 25,000,000 additional shares of Common Stock, respectively, or approximately 56.8% or 39.7% of the total number of shares of Common Stock outstanding as of the date hereof, after giving effect to such issuance. The timing, frequency, and the price at which we issue shares of Common Stock are subject to market prices and management’s decision to sell shares of Common Stock, if at all.

Upon effectiveness of this registration statement, the Yorkville Investor may resell all, some or none of their shares of Common Stock beneficially owned by them from time to time in their discretion and at different prices subject to the terms of the SEPA. As a result, investors will likely pay different prices for those shares, and so may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase as a result of future issuances by the Company, whether to the Yorkville Investor or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of the SEPA may adversely affect the price of our Common Stock or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

The issuance, if any, of Common Stock would not affect the rights or privileges of the Company’s existing stockholders, except that the economic and voting interests of existing stockholders would be diluted. Although the number of shares of Common Stock that existing stockholders own would not decrease as a result of these additional issuances, the shares of Common Stock owned by existing stockholders would represent a smaller percentage of the total outstanding shares of Common Stock after any such issuance, potentially significantly smaller.

Our ability to complete the Acquisition is dependent on our ability to obtain financing on favorable terms, or at all

Pursuant to the Purchase Agreement, the Sellers have agreed to sell all of the outstanding equity interests of Cataneo to the Company for an aggregate purchase price of $19,500,000, including at a minimum, $9,000,000 in cash, and an additional amount of up to $3,000,000 subject to the Cash Election. The closing of the Acquisition is dependent, upon other things, on the Company obtaining the financing necessary to pay such cash purchase price on terms that are mutually acceptable to the parties. We will need to raise additional capital through debt or equity financings to fund such cash purchase price. A failure to obtain such financing on favorable terms, or at all, could cause the Company to be unable to complete the Acquisition, which could materially harm our business. There can be no assurance that our business or our financial condition will not be adversely affected, as compared to the condition prior to the announcement of the Acquisition, if the Acquisition is not consummated.

We may be unable to successfully integrate our business with Cataneo or realize the expected benefits of the Acquisition on our expected timeframe or at all. In addition, if we choose to acquire or invest in other new businesses, products or technologies, we may be unable to complete these acquisitions or successfully integrate them in a cost-effective and/or non-disruptive manner.

Our success depends on our ability to enhance and broaden our product offerings in response to changing customer demands, competitive pressures and advances in technologies. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline. We continue to search for viable acquisition candidates or strategic transactions that would expand our market sector and/or global presence, as well as additional products appropriate for current distribution channels. Accordingly, we have previously and may in the future pursue the acquisition of new businesses, products or technologies instead of developing them internally. Our future success will depend, in part, upon our ability to manage the expanded business following these acquisitions, including challenges related to the management and monitoring of new operations and associated increased costs and complexity associated with such acquisitions.

In October 2024, the Company entered into the Purchase Agreement with the Sellers to help us enhance our product offerings, grow our customer bases, improve our path to profitability and strengthen our future financial position. In connection with any acquisitions, we could issue additional equity securities, which would dilute our stockholders, incur substantial debt to fund the acquisitions or assume significant liabilities.

Acquisitions involve many and diverse risks and uncertainties, including risks associated with conduction due diligence, the inability to satisfy closing conditions, problems integrating the purchased operations, assets, technologies or products, unanticipated costs, liabilities, and economic, political, legal and regulatory challenges due to our inexperience operating in new regions or countries, inability to achieve anticipated synergies, overpaying for acquisitions, invalid sales assumptions underlying potential acquisitions, issues maintaining uniform standards, procedures, controls and policies, diversion of management attention, adverse effects on existing business relationships or acquired company business relationships, risks associated with entering new markets, potential loss of key employees of acquired businesses, increased legal, accounting and compliance costs, and failure to successfully integrate acquired companies, such as Cataneo, or retain key personnel from the acquired company.

We compete with other companies for these opportunities, and we may be unable to consummate such acquisitions or other strategic transactions on commercially reasonable terms, or at all. In addition, acquired businesses may have ongoing or potential liabilities, legal claims (including tort and/or personal injury claims) or adverse operating issues that we fail to discover through due diligence prior to the acquisition. Even if we are aware of such liabilities, claims or issues, we may not be able to accurately estimate the magnitude of the related liabilities and damages. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, failed to fulfill their contractual obligations to their customers, or failed to satisfy legal obligations to employees or third parties, we, as the successor, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

August Private Placement

On August 26, 2024, the Company entered into the August SPA with certain investors thereto pursuant to which the Company will issue an aggregate of 1,185,000 shares of Common Stock at a price per share of $5.00 for an aggregate purchase price of $5,925,000. As of November 13, 2024, a total of 220,000 shares of Common Stock have been issued to the August Purchasers for gross proceeds of $550,000. Further, on August 26, 2024, the Company entered into the August Warrant Agreement with each of the Warrantholders, pursuant to which the Company issued to the Warrantholders an aggregate of 960,000 August Warrants, with an exercise price of $5.00 per share with an expiration period of five years from the date of issuance. The issuances of such shares and August Warrants were not registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Standby Equity Purchase Agreement

On August 26, 2024, the Company entered into the SEPA with Yorkville. Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell to Yorkville up to $50,000,000 of the Company’s shares of Common Stock, at the Company’s request any time during the commitment period commencing on August 26, 2024 and terminating on the 36-month anniversary of August 26, 2024. As partial consideration for Yorkville’s commitment to purchase the shares of Common Stock pursuant to the SEPA, the Company issued to Yorkville of an aggregate of 280,899 shares of Common Stock. The issuance of such shares was not registered under the Securities Act and was issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Fee Conversion

On August 22, 2024, the Company entered into a Fee Conversion Agreement with Sponsor, pursuant to which the Company agreed to issue 151,261 shares of Common Stock (the “Conversion Shares”) at a value of $2.38 per share to Sponsor in exchange for the conversion of certain outstanding fees owed by the Company to Sponsor in the amount of $360,000. The Conversion Shares were offered and sold in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D (Rule 506) thereunder.

July Private Placement

On July 1, 2024, the Company entered into the July SPA with The Williams Family Trust for the issuance and sale of 120,000 shares of Common Stock at a price per share of $2.50 and an aggregate of 240,000 July Warrants, consisting of (i) 120,000 warrants with a term of one year and (ii) 120,000 warrants with a term of five years to The Williams Family Trust for an aggregate purchase price of $0.3 million. The warrants are exercisable for Common Stock at a price of $2.50 per share and were immediately issued to The Williams Family Trust on July 1, 2024. The issuances of such shares and warrants were not registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

Issuer Purchases of Common Stock

During the three months ended September 30, 2024, the Company did not repurchase any shares of Common Stock.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

This item is not applicable.

Item 5. Other Information

Yorkville Promissory Note

On November 11, the Company issued a non-convertible unsecured promissory note (the “Promissory Note”) in the aggregate original principal amount of approximately $1.7 million to Yorkville. The Promissory Note does not bear interest, subject to a potential increase of the interest rate to 18.0% per annum upon the occurrence of certain events of default as described in the Promissory Note. The Promissory Note matures on March 11, 2025, and was issued at an original issue discount of 10%. The Company will be required to make monthly cash payments beginning on December 15, 2024, and continuing on the same day of each successive calendar month (each, an “Installment Date”) of principal in the amount of the sum of (i) $416,667 of Principal (or the outstanding principal amount if less than such amount), plus (ii) a payment premium in an amount equal to 5% of the principal amount being paid, if applicable (the “Payment Premium”), and (iii) any accrued and unpaid interest as of each Installment Date (“Installment Amounts”).

The Company shall, at its own option, repay each Installment Amount either (i) in cash on or before each, or (ii) by submitting an advance notice(s) under the SEPA (an “Advance Repayment”), on or before the applicable Installment Date, or any combination of (i) or (ii) as determined by the Company. If the Company repays the Installment amount in cash, the cash payment shall include the Payment Premium. If the Company elects an Advance Repayment for all or a portion of an Installment Amount, then no Payment Premium will apply. In addition, for so long as the Promissory Note is outstanding, with respect to any advance notice submitted by the Company under the SEPA, the Company shall select an Option 2 Pricing Period (as defined in the SEPA), unless otherwise agreed by the Yorkville.

Director and Officer Trading Arrangements

None of our directors or officers adopted or terminated a Rule 10b5-1 trading arrangement or a non-Rule 10b5-1 trading arrangement (as such terms are defined in Items 408(a) and 408(c) of Regulation S-K, respectively) during the quarterly period covered by this report.

Item 6. Exhibits

The exhibits listed below are filed as part of this Report or incorporated herein by reference.

Exhibit	Description
2.1#
Business Combination Agreement and Plan of Reorganization, dated as of September 7, 2023, by and among Brand Engagement Network Inc., BEN Merger Subsidiary Corp., DHC Acquisition Corp and, solely with respect to Section 7.21 and 9.03 thereto, DHC Sponsor, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2023).

2.2#
Share Purchase and Transfer Agreement, dated October 29, 2024, by and among Brand Engagement Network Inc., Christian Unterseer, CUTV GmbH and CUNEO AG (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on October 30, 2024).

3.1
Certificate of Incorporation of Brand Engagement Network Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on March 20, 2024).

3.2
Bylaws of Brand Engagement Network Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on March 20, 2024).

4.1
Warrant Agreement between Continental Stock Transfer & Trust Company and DHC Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on March 5, 2021).

4.2
Registration and Shareholder Rights Agreement, dated March 4, 2021, by and between DHC Acquisition Corp, DHC Sponsor, LLC and certain other equityholders named therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on March 5, 2021).

4.2.1
Amended and Restated Registration Rights Agreement, dated March 14, 2024 by and among Brand Engagement Network Inc. and the holders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on March 20, 2024).

10.1
Securities Purchase Agreement, dated July 1, 2024, by and between the Company and that certain purchaser identified on the signature page thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on July 5, 2024).

10.2†
Separation and Release Agreement, dated August 22, 2024, by and between Brand Engagement Network Inc. and Michael Zacharski (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on August 22, 2024).

10.3^
Securities Purchase Agreement, dated August 26, 2024, by and among Brand Engagement Network Inc. and certain purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on August 26, 2024).

10.4^
Share Assignment and Lockup Release Agreement, dated August 26, 2024, by and among Brand Engagement Network Inc., certain members of DHC Sponsor, LLC, certain other existing stockholders and affiliates of the Company signatory thereto and certain purchasers identified on the exhibits thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on August 26, 2024).

10.5
Warrant Purchase Agreement, dated August 26, 2024, by and among Brand Engagement Network Inc. and each of the warrantholders signatory thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on August 26, 2024).

10.6
Form of Letter Agreement, dated August 26, 2024, by and among Brand Engagement Network Inc. and certain members of DHC Sponsor, LLC and certain other existing stockholders and affiliates of the Company signatory thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on August 26, 2024).

10.7
Standby Equity Purchase Agreement, dated August 26, 2024, by and between Brand Engagement Network Inc. and YA II PN, Ltd (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-40130) filed with the Securities and Exchange Commission on August 26, 2024).

10.8*	Promissory Note, dated November 11, 2024, by and between Brand Engagement Network Inc. and YA II PN, Ltd.

31.1*	Certification of Principal Executive Officer in accordance with 18 U.S.C. Section 1350, as adopted by Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer in accordance with 18 U.S.C. Section 1350, as adopted by Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer in accordance with 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Principal Financial Officer in accordance with 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002.

101*	The following financial information from Brand Engagement Network Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 formatted in Inline XBRL (Extensible Business Reporting Language) includes: (i) the Condensed Consolidated Balance Sheets, (ii) the Condensed Consolidated Statements of Operations, (iii) the Condensed Consolidated Statements of Changes in Stockholders' Equity, (iv) the Condensed Consolidated Statements of Cash Flows, and (v) Notes to the Condensed Consolidated Financial Statements.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
________________
*    Filed herewith
**     The certifications as Exhibit 32.1 and Exhibit 32.2 are not deemed “filed” with the Securities and Exchange Commission and are not to be incorporated by the reference into any filing of Brand Engagement Network Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Quarterly Report on Form 10-Q, irrespective of any general incorporation language contained in such filing.
#     Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.
^ Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the registrant customarily and actually treats as private or confidential. The registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.
†    Indicates management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Brand Engagement Network Inc.

Date: November 14, 2024	By:	/s/ Paul Chang
	Name:	Paul Chang
	Title:	Chief Executive Officer
(Principal Executive Officer)

Date: November 14, 2024	By:	/s/ Bill Williams
	Name:	Bill Williams
	Title:	Chief Financial Officer
(Principal Accounting Officer and Principal Financial Officer)